Exhibit 10.12

FORM OF CONTRACT MANUFACTURING AND SUPPLY AGREEMENT

between

[MANUFACTURER NAME]

and

[PURCHASER NAME]

Dated as of [•]

			Page(s)

1.	Defined Terms		1

2.	Supply, Forecast; Ordering and Planning		12

	2.1	Supply	12

	2.2	Forecasting, Order and Delivery of Product	13

	2.3	Failure or Inability to Supply Product	15

	2.4	Materials	18

	2.5	Supply of Additional Materials and Third Party APIs	21

	2.6	Re-Possession of Products and Purchaser Materials	22

	2.7	Planning Agreement	22

	2.8	Export and Import Matters	23

3.	Price And Payment Terms		24

	3.1	General	24

	3.2	Payment Terms	24

	3.3	Taxes	25

4.	Manufacturing And Regulatory Issues		25

	4.1	Compliance with Law and Manufacturing Requirements	25

	4.2	Quality Agreement	26

	4.3	Maintenance of Facility	26

	4.4	Manufacturing Change	27

	4.5	Quality Assurance Data	28

	4.6	Inspection and Audit Rights	29

	4.7	Regulatory Matters	29

	4.8	Recalls	31

	4.9	Subcontractors	32

	4.10	[Equipment]	32

	4.11	Business Continuity	33

	4.12	[Allergens]	33

5.	Warranties		33

	5.1	Representations and Warranties of Each Party	33

	5.2	Additional Manufacturer Warranty	35

	5.3	Purchaser Warranties	35

i

(continued)

			Page(s)

6.	Indemnification; Limitation On Liability; Insurance		36

	6.1	Indemnity by Manufacturer	36

	6.2	Indemnity by Purchaser	36

	6.3	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	36

	6.4	Procedures for Indemnification of Third Party Claims	37

	6.5	Additional Matters	39

	6.6	Right of Contribution	40

	6.7	Limitation on Liability	40

	6.8	Insurance	41

7.	Term And Termination		41

	7.1	Term	41

	7.2	Termination by Either Party	42

	7.3	Termination by Purchaser	42

	7.4	Effect of Termination	42

	7.5	Closure or Divestiture of Plant	43

8.	Confidentiality		43

	8.1	Confidentiality	43

	8.2	No Release; Return or Destruction	44

	8.3	Third-Party Information; Privacy or Data Protection Laws	44

	8.4	Protective Arrangements	45

9.	Intellectual Property; Licenses		45

	9.1	License and Technology Transfer	45

	9.2	Inventions	45

	9.3	Marking; Trademarks	46

	9.4	Know-How Transfer	46

	9.5	Technology Transfer	47

10.	Miscellaneous		48

	10.1	Counterparts	48

	10.2	Entire Agreement	48

	10.3	Signatures and Delivery	48

ii

(continued)

		Page(s)

10.4	Governing Law	49

10.5	Assignability	49

10.6	Third Party Beneficiaries	49

10.7	Notices	49

10.8	Severability	50

10.9	Force Majeure Event	50

10.10	No Set Off	51

10.11	Responsibility for Expenses	51

10.12	Headings	51

10.13	Survival of Covenants	51

10.14	Waivers of Default	51

10.15	Amendments	51

10.16	Interpretation	51

10.17	Public Announcements	52

10.18	Specific Performance	52

10.19	Mutual Drafting	52

10.20	Export Control	52

10.21	Alternative Dispute Resolution	53

10.22	English Language	53

10.23	Further Assistance	53

10.24	Relationship of the Parties	53

10.25	No Other Compensation	53

iii

THIS CONTRACT MANUFACTURING & SUPPLY AGREEMENT (this “Agreement”) is entered into as of [•] (the “Effective Date”), by and between [insert Manufacturer name], a [insert entity type] organized and existing under the Laws of [insert jurisdiction] (“Manufacturer”), and [insert Purchaser entity name], a [insert entity type] organized and existing under the Laws of [insert jurisdiction] (“Purchaser”).  Manufacturer and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Purchaser wishes to engage Manufacturer to supply Product (as defined below) to Purchaser on an exclusive basis in accordance with the terms and conditions of this Agreement;

WHEREAS, Manufacturer wishes to supply Product to Purchaser in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.                                      Defined Terms.  Unless otherwise specifically provided herein the following terms shall have the following meanings:

1.1                                 [“Abbott Marks” has the meaning set forth in the Inventory Trademark License Agreement.]

1.1                                 “Accounting Standards” with respect to a Party means that such Party shall maintain records and books of accounts in accordance with (a) United States Generally Accepted Accounting Principles or (b) to the extent applicable, International Financial Reporting Standards.

1.2                                 “Actual Yield” means the quantity of Manufactured Product that conforms to the Product Specifications remaining at the end of the Manufactured Product stage.

1.3                                 “Additional Materials” means any applicable materials required for the Manufacture of the Products not included in the definition of Materials.

1.4                                 “Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.

1.5                                 “Agreement” has the meaning set forth in the preamble hereto.

1.6                                 “Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.

1.7                                 “API” means the active pharmaceutical ingredients set forth on Exhibit 3.1(a).

1.8                                 “API Cost” means the cost of API as set forth in Exhibit 3.1(a).

1.9                                 “API Specifications” means the specifications for the API attached hereto as Exhibit 3.1(a).

1.10                           “Approved Subcontractor” has the meaning set forth in Section 4.9(a).

1.11                           “Back-up Manufacturer” has the meaning set forth in Section 2.3(a).

1.12                           “Batch” means the regular processing increment of API into Product pursuant to the Specifications.

1.13                           “Business Day” means any day other than Saturday or Sunday on which banking institutions in New York, New York are open for business.

1.14                           “Business Entity” means any corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability entity or other entity.

1.15                           “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

1.16                           “Certificate of Analysis” means, for each Batch or Lot of Product, as applicable, shipped to Purchaser or its designee hereunder, a document prepared by Manufacturer that:  (a) sets forth the results to a list of tests, references to analytical procedures, and appropriate acceptance criteria that include numerical limits, ranges, or other criteria for the test described, in each case, in accordance with the Specifications, (b) includes a Certificate of Compliance and (c) states that such Product meets the Specifications.

1.17                           “Certificate of Compliance” means, for each Batch or Lot of Product, as applicable, shipped to Purchaser or its designee, a document prepared by Manufacturer:  (a) listing the manufacturing date, unique Batch or Lot number, as applicable, and quantity of API in such Batch, if any, and (b) certifying that such Batch or Lot, as applicable, was Manufactured in accordance with the Specifications and cGMPs.  The Parties shall, from time to time, agree upon a format for the Certificate of Compliance to be used under this Agreement.  The Certificate of Compliance will not be a separate document, but rather will be included within the Certificate of Analysis.

1.18                           “cGMPs” means the current good manufacturing practices applicable from time to time to the Manufacturing of Product, including the current good manufacturing practices as specified and enforced under various guidelines including (a) the U.S. Code of Federal Regulations and FDA’s guidance documents thereto, (b) the EUDRALEX Vol.  4 “Medicinals for Human and Veterinary Use:  Good Manufacturing Practice”, in particular Part II “Basic Requirements for Active Substances used as Starting Materials” (03 October 2005), and applicable Annexes to Vol.4, (c) the ICH (International Conference on Harmonisation of Technical Requirements for the Registration of Pharmaceuticals for Human Use) guidelines, including without limitation, ICH Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients”, (d) the regulations and procedures of the Pharmaceutical and Medical Devices Agency Japan (PMDA) and (e) the WHO guidelines “Quality assurance of pharmaceuticals: a compendium of guidelines and related materials”, volume 2 and relevant annexes.

1.19                           “CLP Regulation” means Regulation (EC) 1272/2008 of 16 December 2008 on the Classification, Labeling and Packaging of Substances and Mixtures.

1.20                           “Completed Regulatory Filings” means any and all filings, reports, registrations or other communications made with any Governmental Authority in order to obtain or maintain Regulatory Approvals of the Product.

1.21                           “Compliance Audit” means a review by Purchaser or its designated representatives of those portions of each of Manufacturer’s and its Affiliates’ and Approved Subcontractors’ Facilities at which the Manufacture of Product has been or is then being conducted, for purposes of reviewing Manufacturer’s and its Affiliates’ and Approved Subcontractors’ procedures and processes used in Manufacture of Product, including production and quality control files, Records, and investigations of quality specifically relating to the Product.  Such review is not to include any financial records of Manufacturer, its Affiliates or Approved Subcontractors.

1.22                           “Convicted Entity” has the meaning set forth in Section 5.1(h)(iv).

1.23                           “Convicted Individual” has the meaning set forth in Section 5.1(h)(iv).

1.24                           “C-TPAT” has the meaning set forth in Section 2.8.

1.25                           “Debarred Entity” has the meaning set forth in Section 5.1(h)(ii).

1.26                           “Debarred Individual” has the meaning set forth in Section 5.1(h)(i).

1.27                           “Direct Claim” has the meaning set forth in Section 6.5(b).

1.28                           “Discretionary Change” has the meaning set forth in Section 4.4(c).

1.29                           “Distribution Transaction” means the distribution of shares of AbbVie Inc., a Delaware corporation, to the shareholders of Abbott Laboratories, an Illinois corporation, pursuant to the terms of the Separation and Distribution Agreement.

1.30                           “DMF” has the meaning set forth in Section 4.7(b).

1.31                           “Dollars” or “$” means United States Dollars.

1.32                           “Effective Date” has the meaning set forth in the preamble hereto.

1.33                           “EMA” means the European Medicines Agency and any successor agency(ies) or authority having substantially the same function.

1.34                           “Excess Amount” has the meaning set forth in Section 2.2(c)(iii).

1.35                           “Excluded Entity” has the meaning set forth in Section 5.1(h)(iii).

1.36                           “Excluded Individual” has the meaning set forth in Section 5.1(h)(iii).

1.37                           “Exclusive Product(s)” has the meaning set forth in the Separation and Distribution Agreement.

1.38                           “Existing Planning Agreement” has the meaning set forth in Section 2.7.

1.39                           “Exploit” or “Exploitation” means to make, have made, import, use, sell, offer for sale, including to research, develop, commercialize, register, modify, enhance, improve, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), store, formulate, optimize, have used, export, transport, distribute, promote, market, have sold or otherwise dispose of.

1.40                           “Facility” means the manufacturing facility located at the address set forth on Exhibit 1.40 or back-up site pre-approved by Purchaser pursuant to Section 2.3(c).

1.41                           “FDA” means the United States Food and Drug Administration, or any successor agency(ies) or authority having substantially the same function.

1.42                           “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.43                           “Firm Order Period” has the meaning set forth in Section 2.2(a).

1.44                           “Force Majeure Event” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such Party (or such Person), or, if it could reasonably have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities, other national or international calamities or acts of terrorism or failures of energy sources or distribution or transportation facilities.  Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

1.45                           “Governmental Authority” means any supranational, international, national, federal, state, provincial or local court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority, including the New York Stock Exchange and any similar self-regulatory body under applicable securities Laws.

1.46                           “Improvements” means any activity or change in the Manufacturing Process that results in (a) increased quality of Product, (b) improved technology or use of best practices or cGMPs relating to the Manufacture of Product, or (c) less Waste, increased yield, or costs savings for either the Manufacturer or Purchaser.

1.47                           “Indemnifying Party” has the meaning set forth in Section 6.3(a).

1.48                           “Indemnitee” means a Purchaser Indemnitee or a Manufacturer Indemnitee, as appropriate.

1.49                           “Indemnity Payment” has the meaning set forth in Section 6.3(a).

1.50                           “Information” means information in written, oral, electronic or other tangible or intangible forms, including studies, reports, records, books, contracts, instruments, surveys, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, marketing plans, customer names, Privileged Information, and other technical, financial, employee or business information or data; provided that “Information” does not include Patents, Trademarks, or Other Intellectual Property.

1.51                           “Initial Forecast” has the meaning set forth in Section 2.2(a).

1.52                           “Initial Price” has the meaning set forth in Section 3.1(a).

1.53                           “Initial Purchase Order” has the meaning set forth in Section 2.2(c)(i).

1.54                           “Initial Term” has the meaning set forth in Section 7.1.

1.55                           “Insurance Proceeds” means, with respect to any insured party, those monies, net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof, which are:  (i) received by an insured from an insurance carrier or its estate; (ii) paid by an insurance carrier or its estate on behalf of the insured; or (iii) received (including by way of setoff) from any Third Party in the nature of insurance, contribution or indemnification in respect of any Liability.

1.56                           “Inventions” has the meaning set forth in Section 9.2.

1.57                           [“Inventory Trademark License Agreement” means that certain Inventory Trademark License Agreement dated as of                      , 20     between Abbott Laboratories, an Illinois corporation, and AbbVie Inc., a Delaware corporation.]

1.58                           “Know-How Transfer Plan” has the meaning set forth in Section 9.4(a).

1.59                           “Label” and “Labeling” mean labels, or any other written, printed, or graphic material, that is affixed to Product or its packaging or containers, including transport packaging.

1.60                           “Law” means any supranational, international, national, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any Tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case enacted, promulgated issued or entered by a Governmental Authority.

1.61                           “Liabilities” means all debts, liabilities, obligations, responsibilities, response actions, losses, damages (whether compensatory, punitive, consequential, incidental, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law or other pronouncements of Governmental Authorities having the effect of Law, Proceeding, threatened Proceeding, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.

1.62                           “Lot” means the regular processing increment of Product pursuant to the Specifications.

1.63                           [“Manufacture” and “Manufacturing” means activities related to the production, manufacturing, processing, purifying, formulating, filling, finishing, packaging, Labeling, shipping, holding of a pharmaceutical product or compound, or any intermediate thereof, including process development, process qualification and validation, scale-up, analytic development, stability testing, quality assurance, and quality control.]

1.64                           “Manufacturer” has the meaning set forth in the preamble hereto.

1.65                           “Manufacturer Indemnitees” means (i) Manufacturer and its Affiliates; (ii) each of the respective past, present and future directors, officers, employees or agents of the entities described in (i) above, in each case in their respective capacities as such; and (iii) each of the heirs, executors, administrators, successors and assigns of any of the foregoing.

1.66                           “Manufacturer Indemnity Obligations” means all Liabilities (whether resulting from a Direct Claim or a Third Party Claim) to the extent such Liabilities relate to, arise out of or result from, directly or indirectly, any of the following items:

(i)                                     a material breach of this Agreement by Manufacturer, its Affiliates or its or their respective directors, officers, employees or agents (including Approved Subcontractors), including any of Manufacturer’s representations, warranties or covenants set forth in this Agreement;

(ii)                                  gross negligence or willful misconduct in the performance of this Agreement by Manufacturer, its Affiliates or its or their respective directors, officers, employees or agents (including Approved Subcontractors);

(iii)                               the storage, release or disposal of any Waste by Manufacturer, its Affiliates or its or their respective directors, officers, employees or agents (including Approved Subcontractors);

(iv)                              any violation or infringement of any proprietary rights of any Third Party to the extent relating to, arising out of or resulting from Manufacturer’s Manufacturing Processes used in the Manufacture of Products pursuant to this Agreement (excluding of any manufacturing process required by the Specifications); and

(v)                                 the use or custody of equipment provided by Purchaser pursuant to Section 4.10 to Manufacturer, its Affiliates or its or their respective directors, officers, employees or agents (including Approved Subcontractors).

1.67                        “Manufacturing Process” any process (or step in any process) used or planned to be used by the Manufacturer (or its permitted Affiliates or Approved Subcontractors) for Manufacturing the Products.

1.68                        “Materials” means all raw materials, resins, chemical intermediates, components, excipients, API and other ingredients used in the Manufacturing Process or packaging (including transport packaging) for the Product, each consigned by Purchaser to Manufacturer and as listed in Exhibit 1.68, with such Exhibit also outlining the implementation dates for the consignment of such corresponding Materials.  For the avoidance of doubt, consignment in such sense shall mean that Purchaser or its relevant Affiliate maintains ownership to the relevant Materials at all times and no title to such Materials shall transfer by operation of law to Manufacturer due to the commingling or assembling of the Additional Materials in the process of the Manufacturing of Products and such consignment stock shall, thus, be provided to Manufacturer free of charge to the Facility with Purchaser bearing the transportation costs.

1.69                        “Materials Shortage” has the meaning set forth in Section 2.3(d).

1.70                        “Material Specifications” means the API Specifications and the other specifications, standards and analytical criteria established for the Materials as set forth in Exhibit 1.70, as may be modified from time to time by mutual agreement of the Parties.

1.71                        “MOQs” has the meaning set forth in Section 2.2(a).

1.72                        “New Planning Agreement” has the meaning set forth in Section 2.7.

1.73                        “New Territory” means a territory outside of the Territory.

1.74                        “New Territory Amount” has the meaning set forth in Section 2.3(b).

1.75                        “Non Conforming Materials” has the meaning set forth in Section 2.4(d)(i).

1.76                        “Non Conformity” has the meaning set forth in Section 2.4(d)(i).

1.77                        “Notice” means any written notice, request demand or other communication specifically referencing this Agreement and given in accordance with Section 10.7.

1.78                        “Other Intellectual Property” means all rights, title or interest in, under or in respect of: (i) published and unpublished works of authorship and copyrights therein, and all applications, registrations, and renewals in connection therewith; (ii) software, data, databases and compilations of information; and (iii) inventions, formulas, processes developments, technology, trade secrets and know-how.

1.79                        “Out of Process Material Losses” means quantity of consigned Material that was damaged or lost while in physical possession of Manufacturer.  Reasons for such losses include, but are not limited to, operator error, facility or equipment malfunction, laboratory error, and failure of a Batch to meet release specifications (other than caused by Non-Conforming Material).

1.80                        “Packaging” means any label, folding carton, corrugate, foil, blister, syringe, bottle, spoon, insert or any other written, printed, or graphic material, that is affixed to Product or its packaging or containers, including transport packaging.

1.81                        “Packaging Configuration” means the Packaging configuration for the Product identified on Exhibit 3.1(a), as the same may be modified upon written agreement of the Parties.

1.82                        “Packaging Specifications” means the Packaging specifications established for the Product as set forth in Exhibit 1.82, as may be modified from time to time pursuant to Section 4.4 or pursuant to the change control procedures set forth in the Quality Agreement.

1.83                        “Party” and “Parties” has the meaning set forth in the preamble hereto.

1.84                        “Patents” means: (i) all national, regional and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from the patents, patent applications or provisional applications in clause (i) or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, converted provisionals, and continued prosecution applications; (iii) all patents that have issued or in the future issue from the foregoing patent applications specified in clauses (i) and (ii), including utility models, petty patents and design patents and certificates of invention; (iv) all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, reissues, re-examinations, oppositions and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications specified in clauses (i), (ii) and (iii); and (v) all similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to each of such foregoing patent applications and patents.

1.85                        “Person” means any (i) individual; (ii) Business Entity; or (iii) Governmental Authority.

1.86                        “Planning Agreement” means an Existing Planning Agreement or a New Planning Agreement.

1.87                        “Prime Rate” means the rate which JP Morgan Chase Bank, N.A. (or its successor or another major money center commercial bank agreed to by the Parties) announces as its prime lending rate, as in effect from time to time.

1.88                        “Privileged Information” means any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or its respective Subsidiaries would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

1.89                        “Proceeding” means any suit, countersuit, action, alternative dispute resolution process, claim, counterclaim, demand, hearing, inquiry, investigation or proceeding before a judicial, quasi-judicial, tribunal, arbitration or mediation body, or by or before a Governmental Authority, in each case involving Purchaser, a Purchaser Indemnitee (but only if in a capacity entitling such Person to the rights of a Purchaser Indemnitee), Manufacturer, or a Manufacturer Indemnitee (but only if in a capacity entitling such Person to the rights of a Manufacturer Indemnitee), in each case other than any such matter solely between Purchaser, on the one hand, and Manufacturer, on the other hand, arising with respect to a controversy, dispute or claim under this Agreement.

1.90                        “Product(s)” means the product or products identified on Exhibit 3.1(a).

1.91                        “Product Review” has the meaning set forth in Section 4.5(a).

1.92                        “Product Specifications” means the specifications, standards and analytical criteria established for the Product as set forth in Exhibit 1.92, as may be modified from time to time pursuant to Section 4.4 or pursuant to the change control procedures set forth in the Quality Agreement.

1.93                        “Production Yield Percentage” means Actual Yield divided by the Theoretical Yield multiplied by one hundred (100).

1.94                        “Purchase Order” means a purchase order issued by Purchaser under this Agreement that sets forth, with respect to the period covered thereby, (a) the quantities of Product to be delivered by Manufacturer to Purchaser or its designee and (b) the required delivery dates therefor.

1.95                        “Purchaser” has the meaning set forth in the preamble hereto.

1.96                        “Purchaser Indemnitees” means (i) Purchaser and its Affiliates; (ii) each of their respective past, present and future directors, officers, employees or agents of the entities described in (i) above, in each case in their respective capacities as such; and (iii) each of the heirs, executors, administrators, successors and assigns of any of the foregoing.

1.97                        “Purchaser Indemnity Obligations” means all Liabilities (whether resulting from a Direct Claim or a Third Party Claim) to the extent such Liabilities relate to, arise out of or result from, directly or indirectly, any of the following items:

(i)                                     a material breach of this Agreement by Purchaser, its Affiliates or its or their respective directors, officers, employees or agents, including any of Purchaser’s representations, warranties or covenants set forth in this Agreement;

(ii)                                  any violation or infringement of any proprietary rights of any Third Party to the extent relating to, arising out of or resulting from the Products or the Specifications;

(iii)                               gross negligence or willful misconduct on the part of Purchaser, its Affiliates or its or their respective directors, officers, employees or agents relating to Purchaser’s performance hereunder; and

(iv)                              improper promotion, marketing, sale or distribution of the Product.

1.98                        [“Purchaser Information and Patents” means all Information and Patents owned or controlled by Purchaser and its Affiliates and used or Exploited by Purchaser, Manufacturer or their respective Affiliates in connection with the Product.]

1.99                        “Purchaser Trademark” has the meaning set forth in Section 9.3.

1.100                 “Quality Agreement” has the meaning set forth in Section 4.2(a).

1.101                 “REACH” means Regulation (EC) 1907/2006 of 18 December 2006 on the Registration, Evaluation, Authorization and Restriction of Chemicals.

1.102                 “Records” means all records related to Manufacturing and the Manufacturer’s performance under this Agreement, including, as applicable, Batch records, records regarding yield calculations, work in process, Materials, Additional Materials, inventories, premises, documentation, internal operating procedures, sampling records, testing, showing compliance with REACH and the CLP Regulation and the Specifications.

1.103                 “Regulatory Approval” means, with respect to any particular country or other jurisdiction, the technical, medical and scientific licenses, registrations, authorizations and approvals of any Governmental Authority necessary for the development, pre-clinical and clinical testing, Manufacture, distribution, marketing, promotion, offering for sale, use, import, export, sale or other commercialization of a drug product in such country or other jurisdiction, including approved investigational new drug applications, approved new drug applications, approved abbreviated new drug applications, approved biologic license applications, registrational filings, pre- and post-approvals, drug pricing and reimbursement approvals, drug naming approvals, product Labeling approvals, and DMFs.

1.104                 “Renewal Term” has the meaning set forth in Section 7.1.

1.105                 “Representative” has the meaning set forth in Section 8.1.

1.106                 “Required Changes” has the meaning set forth in Section 4.4(b)(i).

1.107                 “Rolling Forecast” has the meaning set forth in Section 2.2(a).

1.108                 “Separation” has the meaning set forth in the Separation and Distribution Agreement.

1.109                 “Separation and Distribution Agreement” means that certain Separation and Distribution Agreement dated as of                      , 20     between Abbott Laboratories, an Illinois corporation, and AbbVie Inc., a Delaware corporation.

1.110                 “Special Product(s)” has the meaning set forth in the Separation and Distribution Agreement.

1.111                 “Special Products Master Agreement” means that certain Special Products Master Agreement dated as of                      , 20     by and between Abbott Laboratories, an Illinois corporation and AbbVie Inc., a Delaware corporation.

1.112                 “Specifications” means the Packaging Specifications and the Product Specifications, as applicable.

1.113                 “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any Business Entity of which such Person: (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Business Entity; (B) the total combined equity interests; or (C) the capital or profit interests, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

1.114                 “Supply Interruption” has the meaning set forth in Section 2.3(a).

1.115                 “Supply Interruption Notice” has the meaning set forth in Section 2.3(a).

1.116                 “Target Production Yield Percentage” means the expected yield per Product as reflected on Schedule A.  The target yields are based on historical performance.

1.117                 “Tax” means any income, net income, gross income, gross receipts, profits, capital stock, franchise, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, customs duties, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers.

1.118                 “Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority or subdivision.

1.119                 “Term” means, collectively, the Initial Term and any Renewal Term(s).

1.120                 “Territory” means, collectively, each territory for which the Product is supplied as of the Effective Date pursuant to this Agreement.

1.121                 “Testing Laboratory” has the meaning set forth in Section 2.3(e)(i).

1.122                 “Theoretical Yield” means 100% conversion of the consigned Material into the finished product with no losses.

1.123                 “Third Party” means any Person other than the Parties or any of their respective Affiliates.

1.124                 “Third Party Claim” has the meaning set forth in Section 6.4(a).

1.125                 “Technology Transfer Plan” has the meaning set forth in Section 9.5(a).

1.126                 “Trademarks” means all trademarks, trade names, brand names domain names, service marks, trade dress, logos and all other source indicators, whether registered or unregistered, including all good will associated therewith and all applications, registrations and renewals in connection therewith.

1.127                 “U.S.” or “United States” means the United States of America, including each of the fifty (50) states thereof, the District of Columbia, Puerto Rico, and all other territories and possessions of the United States of America.

1.128                 “Waste” means all reject or waste materials relating to the Manufacturing Process, including chemical wastes, excess or unusable Product or Labels, and protective clothing.

2.                                      Supply; Forecast; Ordering and Planning

2.1                               Supply.  Subject to the terms and conditions of this Agreement, from and after the Effective Date, Purchaser hereby engages the Manufacturer to Manufacture the Products at the Facility and to sell and deliver the Products to the Purchaser, and the Manufacturer accepts such engagement, on the terms and subject to the conditions contained herein.

(a)                                 Associated Services.  In addition to Manufacturing the Product, Manufacturer shall be responsible for the storage, release and shipment of Product as contemplated hereby and shall handle, control and store, treat or dispose of any Waste generated in performing such services.

(b)                                 Costs and Expenses.  Except as otherwise expressly provided herein, Manufacturer shall be solely responsible for all costs and expenses incurred in connection with the Manufacture of Product hereunder, including costs and expenses of personnel, quality control testing and Manufacturing facilities and equipment, as well as all necessary activities in connection with maintaining compliance with cGMPs.

(c)                                  Commitment to Provide Manufacturing Services.  Subject to the terms and conditions set forth in this Agreement, during the Term, Purchaser hereby retains Manufacturer as an exclusive manufacturer of the amount of Product set forth on Exhibit 2.1(c).  Manufacturer shall reserve sufficient capacity in the Facility, in compliance with the provisions of this

Agreement, to Manufacture the Product for Purchaser in accordance with the terms of this Agreement.

2.2                               Forecasting, Order and Delivery of Product

(a)                                 Forecast.  Within ten (10) days after the Effective Date, Purchaser shall deliver to Manufacturer a written good faith forecast estimating the quantities of Product that Purchaser expects to purchase for any partial initial month and the subsequent eighteen (18) full months (the “Initial Forecast”).  Thereafter, no later than the last Business Day of each month following the submission of the Initial Forecast, the Purchaser shall submit to the Manufacturer an updated forecast of its monthly purchases for the subsequent eighteen (18) month period (each such updated estimate and the Initial Forecast, a “Rolling Forecast”).  Each Rolling Forecast will identify for each month of the applicable eighteen (18) month period the quantity of Product that the Purchaser expects to purchase based on the Packaging Configuration. The first three (3) months of each Rolling Forecast shall constitute a “Firm Order Period” and, subject to Section 2.3 below, shall constitute a firm order for the Product quantities identified therein. The remaining fifteen (15) months of each Rolling Forecast shall be non-binding and shall be used by the Manufacturer for planning purposes only. All Rolling Forecasts shall be in multiples of the minimum order quantities (“MOQs”) as identified in Exhibit 3.1(a).  Based on Product characteristics (such as certain long-lead time APIs), the Manufacturer and Purchaser’s planning centers shall mutually agree to deviate from the foregoing time periods and include them in an exhibit to the Planning Agreement.

(b)                                 Plan and Plan Update.  In addition to the Rolling Forecast, Purchaser shall inform Manufacturer about major changes to be expected in demand, if any, at least twice a year, at the end of the plan and plan update processes.

(c)                                  Purchase Orders.

(i)                                     Within ten (10) days after the Effective Date, Purchaser shall provide Manufacturer with Purchase Order(s), if any, for any initial partial month and the first, second and third full months of the Term (the “Initial Purchase Order”).  Following the Initial Purchase Order, Purchaser shall submit a Purchase Order for Products to Manufacturer at least three (3) months prior to the date on which such Products shall be delivered to Purchaser under such Purchase Order.  All Product orders pursuant to a Purchase Order, including the Initial Purchase Order, shall be in multiples of the MOQs identified in Exhibit 3.1(a).  Based on Product characteristics (such as certain long-lead time APIs), the Manufacturer’s and Purchaser’s planning centers shall mutually agree to deviate from the foregoing time periods and include them in an exhibit to the Planning Agreement.

(ii)                                  Subject to the provisions of this Section 2.2(c), Purchaser shall be obligated to purchase, and Manufacturer shall be obligated to deliver by the required delivery date set forth therein, such quantities of Product as are set forth in each Purchase Order, subject to Purchaser providing a supply of any necessary Materials with sufficient lead-time and in sufficient quantities to fulfill such Purchase Order. In the event that the terms of a Purchase Order are not consistent with or are in addition to the terms of this Agreement, the terms of this Agreement shall prevail.

(iii)                               All Purchase Orders submitted in accordance with this Section 2.2(c) shall be for an amount of Product to be delivered during a calendar month of (A) no less than seventy-five percent (75%) of the quantity set forth in the most recent Rolling Forecast for such month, and (B) no more than one hundred twenty-five percent (125%) of the quantity set forth in the most recent Rolling Forecast for such month. The calculation of the plus or minus twenty-five percent (+/-25%) in respect of the quantity set forth in the most recent Rolling Forecast must be calculated as the total amount of Products, ordered within a calendar month, having a common API, strength and pharmaceutical form and dosage.  In the event that some Purchase Orders are submitted for a particular month requesting an amount of Product in an amount greater than one hundred and twenty-five percent (125%) of the quantity set forth in the most recent Rolling Forecast for such month (such amount in excess of one hundred twenty-five percent (125%), an “Excess Amount”), Manufacturer shall use commercially reasonable efforts to supply such Excess Amount (in addition to the quantities of Product covered by the applicable Purchase Order which do not constitute an Excess Amount); provided, if Manufacturer determines that despite using commercially reasonably efforts it will be unable to supply Purchaser with the Excess Amount by the delivery date set forth in the Purchase Order, Manufacturer shall provide Purchaser with written Notice of such inability, including details thereof, within ten (10) days of receipt of the applicable Purchase Order. Upon receipt of such Notice or if Manufacturer fails to supply any Excess Amount, the Parties shall follow the procedures set forth in Section 2.3, following which any unresolved disputes in connection with Manufacturer’s inability to supply an Excess Amount shall be resolved in accordance with the procedures set forth in Section 10.21.

(iv)                              If Purchaser requests changes to a Purchase Order within the Firm Order Period, Manufacturer shall attempt to accommodate the changes within reasonable manufacturing capabilities and efficiencies. Manufacturer shall advise Purchaser of the costs associated with making any such changes, and the Parties shall mutually agree upon the amount of such costs prior to Manufacturer proceeding to make the change. Pursuant to such mutual agreement, Manufacturer shall make such change, and Purchaser shall be responsible for paying such costs.

(d)                                 Labeling and Artwork.  Purchaser is responsible for the development and final approval of all Labeling artwork. Manufacturer will provide Purchaser with all necessary documentation to produce packaging artwork, including, but not limited to Specifications, drawings, and bar code details. Manufacturer will provide Purchaser’s Label control department with final printed labels upon first printing and any subsequent request.  Manufacturer is responsible for procuring primary packaging and printed Labeling, in accordance with Specifications supplied by Purchaser. Purchaser shall ensure the accuracy of the information contained in all Labeling specifications and will comply with all regulatory standards. Manufacturer will ensure the use of primary packaging materials are in agreement with material specifications referenced in the filing/registration of Product(s). Changes made by Manufacturer to Labeling/artwork shall be pre-approved by Purchaser prior to implementation. Manufacturer will implement version changes to Labeling and packaging in accordance with implementation timelines provided by Purchaser from time to time.

(e)                                  Title and Delivery of Product.  Product shall be shipped [FCA — US][            - International] (Incoterms 2010) [Facility] in accordance with the Specifications. Shipment shall be via the carrier designated by Purchaser in the applicable Purchase Order or otherwise provided to Manufacturer in writing by Purchaser.  Purchaser shall at all times retain title to Product. Risk of loss of Product shall pass from Manufacturer to Purchaser at the time of delivery to the carrier designated by Purchaser at [Facility]; provided, however, that Manufacturer shall bear the risk of loss of Product arising from Manufacturer’s negligence, willful misconduct, failure to comply with cGMPs or the Product Specifications, or breach of this Agreement. Unless otherwise agreed by the Parties, Manufacturer shall deliver the Product to arrive no more than five (5) days before and zero (0) days after the delivery date set forth in the applicable Purchase Order.  Each delivery of Product shall not deviate more than five percent (5%) per line item quantity on the applicable Purchase Order, unless otherwise agreed to by Purchaser. Each delivery of Product shall be accompanied by a Certificate of Analysis and such other documents as may be required pursuant to the Quality Agreement or applicable Law.

(f)                                   Warranty at Time of Delivery.  Manufacturer warrants to Purchaser in respect of Product delivered to Purchaser hereunder that, at the time of delivery:

(i)                                     such Product will be in conformity with the Specifications and the Certificate of Analysis therefor provided pursuant to Section 2.2(e) (it being understood that Manufacturer makes no warranty to Purchaser as to the conformity of the Materials to the Material Specifications);

(ii)                                  such Product will have been Manufactured in conformance with cGMPs, all other applicable Law, the Quality Agreement and this Agreement;

(iii)                               such Product will have been Manufactured in facilities that are in compliance with applicable Law at the time of such Manufacture (including applicable inspection requirements of the FDA and other Governmental Authorities);

(iv)                              such Product will not have been adulterated or misbranded under the FFDCA and similar provisions of other applicable Law; and

(v)                                 the remaining shelf life of such Product shall be no less than the period of time identified on Exhibit 2.2(f)(v) hereto.

2.3                               Failure or Inability to Supply Product.

(a)                                 Inability to Supply.  In the event that Manufacturer, at any time during the Term, determines for any reason that it will be unable to supply Purchaser with the full quantity of Product forecasted to be ordered or actually ordered by Purchaser by the date such Product is required to be delivered in conformity with the warranties set forth in Section 2.2(f), Manufacturer shall promptly, and in no event more than seven (7) days following Manufacturer’s determination, notify Purchaser in writing of such determination (a “Supply Interruption Notice”).  In the event (A) (x) Purchaser receives a Supply Interruption Notice or (y)

Manufacturer fails to timely supply Product required to be delivered in accordance with a Purchase Order more than three (3) times in any three (3) month period ((x) and (y) in each case, a “Supply Interruption”) and (B) such Supply Interruption is not the result of Purchaser’s failure to provide an adequate and timely supply of Materials to Manufacturer to Manufacture the Product, Purchaser may elect, in its sole discretion and notwithstanding any other provisions of this Agreement, to Manufacture the Product at one (1) or more sites qualified and registered to Manufacture Product for Purchaser (each a “Back-up Manufacturer”) by providing written Notice thereof to Manufacturer, and in such case, Purchaser shall (A) purchase from Manufacturer such portion of its then-current Product quantities for the applicable Firm Order Period and/or any Excess Amount that Manufacturer is able to Manufacture in accordance with the terms of this Agreement and (B) purchase from the Back-up Manufacturer such portion of the then-current Product quantities for the Firm Order Period and/or any Excess Amount that Manufacturer is unable to Manufacture in accordance with the terms of this Agreement. All costs and expenses relating to any such site change shall be borne by Manufacturer, including, but not limited to, validation costs, stability charges, and quality assurance audit expenses.  Purchaser shall subsequently resume its purchase of the Product from Manufacturer hereunder within a reasonable period of time following the first purchase from the Back-up Manufacturer (but in no event later than six (6) months, unless otherwise agreed to in writing by the Parties) after Manufacturer provides Purchaser with written Notice that Manufacturer is able to fully resume Manufacture of Product in accordance with the terms of this Agreement, together with reasonable documentation in support thereof.

(b)                                 New Territories.  If and to the extent Manufacturer determines that, absent additional capital expenditures, it will be unable to fulfill Purchaser’s demand for Product resulting from an increase in the Rolling Forecast due to supply requirements for Product for a New Territory (a “New Territory Amount”), Manufacturer shall provide prompt written Notice to Purchaser if it determines that it will not make such capital expenditures.  Purchaser may then elect, in its sole discretion, to Manufacture the New Territory Amount at a Back-Up Manufacturer by providing written Notice thereof to Manufacturer, and in such case, Purchaser shall (A) purchase from Manufacturer the then-current Product quantities for the applicable Firm Order Period that Manufacturer is to Manufacture in accordance with the terms of this Agreement, other than any New Territory Amount, and (B) purchase from the Back-up Manufacturer any New Territory Amount.  All costs and expenses relating to any such site change shall be borne by Purchaser.

(c)                                  Back-up Manufacturers. For purposes of Sections 2.3(a) and (b) hereof, in selecting a Back-up Manufacturer, Purchaser shall first utilize any Back-up Manufacturer of Manufacturer that is an Affiliate of Manufacturer and in the event that such Back-up Manufacturer is unable to supply Products as provided herein, Purchaser may select a Third Party, Purchaser or a Purchaser Affiliate to Manufacture the Product. From and after the Effective Date, Purchaser shall have the right to designate and pre-qualify any Third Party, Purchaser or Purchaser Affiliate who may serve as a Back-up Manufacturer pursuant to Sections 2.3(a) and (b).  Manufacturer shall cooperate with and support Purchaser with respect to the pre-qualification of any such Back-up Manufacturer.  All costs incurred in connection with the pre-qualification of such Back-up Manufacturer shall be borne by Purchaser with Manufacturer’s staff costs to be charged at the then-current fully burdened rates. In connection with the foregoing, the Parties shall cooperate to effectuate any royalty free transfer of intellectual property, know how or other technology necessary to Manufacture the Product (including all Purchaser Information and Patents) so as to enable any Back-up Manufacturer to Manufacture the Product; provided that all costs and expenses relating to any such transfer will be borne for by Manufacturer, other than any costs or expenses in connection with (i) pre-qualification of a Back-up Manufacturer or (ii) Purchaser’s determination to select a Back-up Manufacturer pursuant to Section 2.3(b), in which case such costs and expenses shall be borne by Purchaser.

(d)                                 Materials and Capacity Shortages.  In the event of a Supply Interruption resulting from a shortage of Materials or API used to Manufacture the Product (a “Materials Shortage”), the amount of Product delivered to Purchaser hereunder during such Materials Shortage shall be an amount equal to (A) the amount of Product actually Manufactured hereunder during the relevant Purchase Order period, multiplied by (B) a fraction, (x) the numerator of which is amount of Product ordered pursuant to such Party’s Purchase Order for such period, and (y) the denominator of which is the total amount of product Manufactured by Manufacturer over such period; provided, that if the Materials Shortage is the result of the negligence or willful misconduct of a Party or the failure of Purchaser to provide an adequate and timely supply of Materials to Manufacturer to Manufacture the Product, the other Party’s then-current Purchase Order shall first be satisfied in full prior to satisfaction of such Party’s then-current Purchase Order. In the event of an unexpected capacity shortage (due to labor, equipment or other limitations) during the Firm Order Period, Manufacturer agrees to prioritize the production and delivery of Product such that the Purchaser is in no worse an inventory position for the Product in their Territory than the Manufacturer or any other third party customers of Manufacturer are for their respective products.  In the event of a shortage of material that is shared between the Parties, the Manufacturer will allocate the limited supply according to the first sentence of this Section 2.3(d).

(e)                                  Non-Conforming Product.

(i)                                     Purchaser or its designee shall perform the acceptance tests set forth in the Specifications after each delivery of Product hereunder; provided however, that neither a failure to conduct such acceptance testing nor any such acceptance testing results that indicate Product conformity shall have any bearing on any of Manufacturer’s representations, warranties or Manufacturing obligations.  In the event that Purchaser determines, within thirty (30) days after delivery thereof by Manufacturer (or within fourteen (14) days after discovery of any non-conformity that could not reasonably have been detected by such acceptance testing), that any Product supplied by Manufacturer does not conform to the warranties set forth in Sections 2.2(f)(i), (ii) or (v), then Purchaser shall give Manufacturer Notice of rejection of non-conforming Product.  Purchaser shall set forth in each such notification the basis for such rejection, including any testing or inspection results.  Manufacturer shall undertake appropriate evaluation and shall notify Purchaser whether it has confirmed such nonconformity within thirty (30) days after receipt of such Notice from Purchaser.  If Manufacturer notifies Purchaser that it has not confirmed such nonconformity, the Parties shall submit the dispute to an independent testing laboratory or other appropriate expert mutually acceptable to the Parties (the “Testing Laboratory”) for evaluation.  Both Parties shall cooperate with the Testing Laboratory’s reasonable requests for assistance in connection with its evaluation hereunder.  The findings of the Testing Laboratory shall be binding on the Parties, absent manifest error.  The expenses of the Testing Laboratory shall be borne by Manufacturer if the testing confirms the non-conformity and otherwise by Purchaser.  If the Testing Laboratory or Manufacturer confirms that Product does not conform to the warranties set forth in Sections 2.2(f)(i), (ii) or (v), and Purchaser either returns such non-conforming Product to Manufacturer or provides to Manufacturer written Notice with documentation to the effect that such non-conforming Product has been destroyed in accordance with applicable Law, upon mutual agreement of the Parties, Manufacturer promptly shall (i) supply Purchaser with a conforming quantity of Product at Manufacturer’s expense; or (ii) reimburse Purchaser for the Purchase Price paid by Purchaser with respect to such non-conforming Product if already paid.  In either event (i) or (ii), Manufacturer shall, pursuant to Exhibit 3.1(c), reimburse Purchaser for the value of the consigned Materials consumed in the Manufacture of the non-conforming Product.  In addition, the Parties shall mutually agree as to the reimbursement by Manufacturer of any actual out-of-pocket costs incurred by Purchaser with respect to such non-conforming Product, including costs of recalls, field alerts, field corrections and market withdrawals of Product, including associated retrieval of Product, returns of Product, destruction of Product, replacement of Product, and fees and penalties owed to Third Parties.

(ii)                                  If at any time Manufacturer discovers that any Product delivered hereunder does not conform to the warranties set forth in Section 2.2(f), Manufacturer shall promptly, and in no event more than three (3) days after Manufacturer’s discovery thereof, notify Purchaser thereof in writing.

2.4                               Materials.

(a)                                 Consigned Material Supply.

(i)                                     Purchaser shall supply the Materials on a consignment basis to Manufacturer with sufficient lead times and in sufficient quantities to enable Manufacture to supply Product pursuant to applicable Purchase Orders.  The consignment of such materials shall be free of charge for use in the manufacture of Products for Purchaser under this Agreement.  For the purposes of such Materials on a consignment basis supply, after receipt of each Rolling Forecast, Manufacturer shall provide Purchaser with a rolling twelve (12) month forecast of the estimated volumes of Materials on a consignment basis required to meet the forecast of Products.  Manufacturer shall provide required delivery dates for its Materials requirements to Purchaser at least three (3) months prior to the date on which such Materials are to be delivered to Manufacturer.  Any modification of the delivery date for Materials by Manufacturer must be reviewed and approved by Purchaser before the change is implemented.

(ii)                                  Purchaser will supply Materials to the Facility and Manufacturer will not use the Materials for any purpose other than the Manufacture of Products for Purchaser under this Agreement (including for testing, quality and compliance purposes).  Manufacturer shall not be liable for any failure to meet, or for any delay in meeting, any firm order to the extent such failure is as a result of any delay by Purchaser in providing Materials that complies with cGMP and the Material Specifications for such Materials.

(iii)                               Purchaser shall be responsible for the testing, analysis, release and approval of each delivery of Materials prior to its delivery to Manufacturer.  Each delivery of Materials to Manufacturer will be accompanied by a certificate of analysis relating to such Materials.

(iv)                              Manufacturer shall store the Materials at the Facility, unless otherwise agreed in writing.

(b)                                 Separation.  In the event Manufacturer is purchasing for its own account Materials which are identical to one of the Materials referenced herein, a strict separation of inventories should be maintained by Manufacturer.  Manufacturer cannot incorporate consigned Materials in other products than the ones listed in Exhibit 3.1(a).

(c)                                  Reporting.  Within ten (10) Business Days after the end of each calendar month during the term of this Agreement, Manufacturer shall, separately for each Material, submit to Purchaser a report in the format as attached in Exhibit 2.4(c), showing (i)  the inventory on hand of the relevant Material at the beginning of such calendar month, (ii) the actual quantities of the relevant Material received during such calendar month, (iii) the actual quantity of such Material used for production of the Products, including works-in-process, during such calendar month, and (iv) the month end actual quantities on hand of such Material at the end of such calendar month.  The report shall include expiration dates of each Material and/or retest dates, by lot number on hand.  Manufacturer shall provide commentary explaining the difference between the calculated Material balance on hand per the schedule and the actual month end quantities on hand reported per the schedule.  Whenever deemed necessary, Purchaser may conduct, at its own cost, financial audits to verify the actual quantities of Materials held in inventory and/or contained in work-in-process.  Manufacturer shall perform actual cycle counting on the Materials held in inventory and/or contained in work-in-process no less than twice per calendar year.  Manufacturer will provide, at least biannually, a report reflecting the actual cycle counting performance of Materials held in inventory and/or contained in work in process to Purchaser.

(d)                                 Inspection and Testing.

(i)                                     Purchaser warrants that the Materials furnished by Purchaser to Manufacturer pursuant to Section 2.4(a) shall conform with the Material Specifications (any Materials which do not comply therewith, “Non Conforming Materials” and the specific non conformity, a “Non Conformity”).  Upon receipt of Materials from Purchaser, Manufacturer shall inspect and test such Materials in accordance with the requirements set out in the Quality Agreement.  Manufacturer shall give Purchaser written Notice of any non conformity to the Material Specifications or to the Quality Agreement, including any testing or inspection results, within ten (10) calendar days after completion of the relevant inspections/tests.  Manufacturer’s failure to provide such Notice within ten (10) calendar days shall be deemed as acceptance of such Materials as conforming.  If Purchaser notifies Manufacturer, within ten (10) calendar days, that it has not confirmed such non conformity, the Parties shall submit the dispute to the Testing Laboratory for evaluation.  Both Parties shall cooperate with the Testing Laboratory’s reasonable requests for assistance in connection with its evaluation hereunder.  The findings of the Testing Laboratory shall be binding on the Parties, absent manifest error.  The expenses of the Testing Laboratory shall be borne by Purchaser if the testing confirms the non-conformity and otherwise by Manufacturer; provided, that Purchaser’s liability for the supply of any Non Conforming Materials shall be limited to the cost of shipping the Non Conforming Materials and the cost of testing and destruction of any Non Conforming Materials.  In addition, Purchaser shall promptly replace the Non Conforming Materials with corresponding Materials that conform to the relevant Material Specifications.

(ii)                                  Manufacturer may also reject any shipment of Materials if such shipment is impaired or damaged upon receipt by Manufacturer and shall notify Purchaser thereof within four (4) days of receipt of such shipment.  If Manufacturer fails to notify Purchaser within such period and, as a result thereof, Purchaser loses insurance coverage on the relevant shipment of Materials, Manufacturer shall reimburse Purchaser for the value of such impaired or damaged Materials.

(iii)                               Promptly upon its receipt of a written request to do so by Purchaser, Manufacturer shall perform, at Purchaser’s cost, such additional tests and controls as Purchaser reasonably requests of Manufacturer on the Materials to determine their conformity or Non Conformity with the Material Specifications, in accordance with cGMPs.

(iv)                              Without prejudice to sections (i), (ii) and (iii) above, the Parties shall use their best efforts to resolve any dispute that may arise pursuant to this Section 2.4.

(v)                                 In the case of a rejection for any other reasons, the dispute shall be resolved in accordance with the procedures set forth in Section 10.7.

(e)                                  Yield Target.  Manufacturer will be responsible for maintaining a Target Production Yield Percentage per product list number of not less than ‘X’ percent (xx%) as reflected on Exhibit 2.4(e).  For any new Products that become subject to this Agreement after the Effective Date, the Target Production Yield Percentage will be set as an average of the first ten (10) commercial Batches for such new Product.  For the avoidance of doubt, the first ten (10) Batches may include validation Batches.

(f)                                   Yield Reconciliation.  On a quarterly basis, Manufacturer will provide Purchaser with consigned Material reconciliation reports for any consigned Material in the format of Exhibit 2.4 (f).  On an annual basis, the average Production Yield Percentage will be compared to the Target Production Yield Percentage.  Annually, if the average Production Yield Percentage is more than two percentage points (2%) below the Target Production Yield Percentage, Manufacturer shall reimburse Purchaser 100% of the value of Excess Yield Loss as set forth in Example 1 on Schedule A attached hereto.  Manufacturer shall reimburse Purchaser accordingly for the Materials’ value based on Purchaser’s costs (as set forth on Schedule A).  Annually, if the average Production Yield Percentage is more than two percentage points (2%) above the Target Production Yield Percentage, then Purchaser will pay or credit Manufacturer for 50% of the value of the Excess Yield Gain as set forth in Example 2 on Schedule A.

Purchaser shall pay Manufacturer accordingly for the Materials’ value based on Purchaser’s costs (as set forth on Schedule A).  Schedule A shall be amended annually by the Parties according to any cost change communicated by Purchaser to Manufacturer.  For the avoidance of doubt, the yield reconciliation process shall not apply to the first ten (10) Batches supplied for new products under this Agreement.  Annual financial obligations under this Section 2.4(f) will be calculated within sixty (60) days of the end of each year of the Term.

(g)                                  Exclusions from Yield Reconciliation.  Non-Conforming Material and/or Out of Process Material Losses will not be included in a yield reconciliation calculation.  With respect to Out of Process Material Losses, Manufacturer shall reimburse Purchaser for the consigned Material’s value based on Purchaser’s cost (as set forth on Schedule A) within sixty (60) days of the event.

(h)                                 Title and Risk of Loss.  Purchaser shall retain title to Materials at all times and shall bear the risk of loss thereof; provided, however, that from the time Materials are delivered to Manufacturer’s loading dock at the Facility to the time Materials are returned or Product is delivered to Purchaser’s designated carrier at Manufacturer’s loading dock, Manufacturer shall bear the risk of loss of Materials arising from Manufacturer’s negligence, willful misconduct, failure to comply with cGMPs or the Product Specifications, or breach of this Agreement.

(i)                                     Ownership and Insurance.  All the Materials furnished by Purchaser to Manufacturer pursuant to Section 2.4(a), whether in the warehouse or in work-in-process at the Facility, shall become and remain the property of Purchaser, notwithstanding that Manufacturer may add to or modify the Materials utilized in the Manufacture of the Product or that the Product has not yet been paid for by Purchaser.  Manufacturer shall (i) store all Product and Materials (whether finished or unfinished) at the Facility, (ii) post or affix prominent signs and notices at such premises to indicate to all third parties that the Product and Materials are the property of Purchaser, and (iii) take all such other steps as may be reasonably necessary to (A) protect Purchaser’s title to the Product and Materials and (B) prevent destruction, theft, fire or other loss of the Product and Materials (whether finished or unfinished).  Without prejudice to any liability to Purchaser, Manufacturer shall insure and at all times keep the Materials and the Product (finished or unfinished) insured against all risks of loss or damage and shall refund the Purchaser for the value of the Materials (as set forth on Schedule A) which is damaged or destroyed by Manufacturer due to negligence or misconduct, including the value of the Materials in the finished or unfinished Product or in work-in-process.

2.5                               Supply of Additional Materials and Third Party APIs.

(a)                                 Manufacturer shall purchase all Additional Materials and certain Third Party APIs (as referred to in Exhibit 2.5(a)) which are required for the Manufacture of the Product as per the then current Specifications, under its own liability and costs, from suppliers indicated in Exhibit 2.5(a) or as may be approved in advance in writing by Purchaser, such approval not to be unreasonably withheld.  Manufacturer is responsible for the testing and approval of the Additional Materials and the Third Party APIs.

(b)                                 In the event of a change of supplier of Additional Materials or Third Party APIs as listed in the current regulatory files and which is approved by Purchaser, Manufacturer shall be responsible for the audit and qualification of the new supplier, unless otherwise agreed by the Parties.  If the change of suppliers of the relevant API or Additional Materials is requested by Purchaser or is due to the discontinuation by any of the registered suppliers as of the Effective Date, then Purchaser shall bear the costs of audit and qualification of such new supplier.  If Manufacturer requests the change of supplier for a reason other than the discontinuation of supply by the existing supplier, provided that such discontinuation was not caused by Manufacturer, then Manufacturer shall bear the costs of audit and qualification of such new supplier.

(c)                                  For those Additional Materials listed on Exhibit 2.5(a), Manufacturer shall first be obligated to purchase such Additional Materials as a beneficiary under any current supply arrangements between Purchaser, or its relevant Affiliate, and the designated Third Party suppliers (as listed in such Exhibit 2.5(a)) and Purchaser shall arrange for any necessary consent of any such Third Party suppliers to the amendment of the relevant supply arrangements.

(d)                                 For the term of this Agreement, and subject to timely provision by Purchaser of forecasts pursuant to Section 2.2(a), Manufacturer shall maintain sufficient inventories of Additional Materials and Third Party APIs required to Manufacture the Products in order to ensure timely delivery of the Products.

2.6                               Re-Possession of Products and Purchaser Materials.

(a)                                 Manufacturer shall lose all of its rights to possession and use of the Materials and all of its right to possession of the Products (whether finished or unfinished) if:

(i)                                     Purchaser terminates this Agreement in accordance with Sections 7.2 or 7.3; or

(ii)                                  Manufacturer pledges or otherwise encumbers the Materials or the Products (finished or unfinished).

(b)                                 Without prejudice to any obligation to pay for the Products and notwithstanding Section 2.6(a), Purchaser reserves the immediate right of repossession of the Materials, excluding Materials necessary to fulfill a firm Purchase Order, and the Product (finished or unfinished) exercisable at any time on giving written notice thereof to Manufacturer, and Manufacturer hereby grants an irrevocable right and license to Purchaser’s employees, agents and contractors to enter upon all or any premises where the Materials and/or the Product (finished or unfinished) are stored without prior notice for this purpose.  Manufacturer shall not be entitled to delay giving Purchaser possession of the Materials and Product (whether finished or unfinished) on grounds that sums are owed to Manufacturer under this Agreement or under any other agreement by Purchaser.

2.7                               Planning Agreement.  Subject to Section 10.24, subsequent to the Effective Date, the respective Purchaser planning group and the appropriate Manufacturer designee shall mutually agree upon best practices and the general standards of conduct expected of the Parties in connection with this Agreement to ensure that customer requirements are met (a “New Planning Agreement”).  To the extent that as of the Effective Date any agreement is in effect with respect to the best practices and the general standard of conduct to be utilized with respect to the Manufacture and delivery of Product (an “Existing Planning Agreement”, a copy of which is attached hereto as Exhibit 2.7), the Parties shall adopt the terms of such Planning Agreement and shall discuss and mutually agree on any changes to such Existing Planning Agreement to ensure that customer requirements are met.  In the event of any inconsistency between the terms of any Planning Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.

2.8                               Export and Import Matters.  The Parties shall cooperate fully in all matters pertaining to the exportation and importation of Materials or Product pursuant to this Agreement.  With respect thereto, each Party shall take all actions reasonably requested by the other Party to ensure compliance with any and all applicable Laws, including the provision of all information requested by a Party to support customs entry submissions or otherwise to respond to inquiries from any applicable Governmental Authority.  In addition, each Party importing into the United States shall participate in the United States Customs and Border Protection’s Customs-Trade Partnership Against Terrorism Program (“C-TPAT”).  Each Party importing into a country other than the United States shall comply with any comparable programs or other legal requirements established in the relevant jurisdiction.

(a)                                 Importer of Record.  Unless otherwise required by applicable Law, the Parties shall agree as to which Party shall be the “Importer of Record” for imported Materials subject to this Agreement.

(b)                                 Import Classification; Commercial Invoice and Other Customs Documents.  Each Party shall cooperate fully with the other Party in providing any import classification information reasonably requested by the other Party and in preparing the commercial invoice and related documents to ensure acceptance by the applicable Governmental Authority.  Each Party understands that these documents are legally required elements of the import process, and agrees to provide accurate information for them to the best of its ability.  Each Party agrees to modify language in any invoice and related documents prior to shipment as reasonably requested by the other Party.

(c)                                  Country of Origin Marking.  Manufacturer shall mark the country of origin on all material containers in accordance with Purchaser’s instructions and applicable Law.

(d)                                 Offsets.  The value of the shipment stated on the customs invoice shall not reflect any adjustment for, or netting against, the value of any other shipment.

(e)                                  C-TPAT.  If a Party is suspended or expelled from C-TPAT or other corresponding programs, each Party shall promptly notify the other Party in writing.

3.                                      Price And Payment Terms

3.1                               General.

(a)                                 Prices.  The initial price for each Product shall be those set forth in Exhibit 3.1(a) attached hereto (the “Initial Price”).

(b)                                 Price Adjustments.  The Initial Price shall be adjusted as set forth on Exhibit 3.1(b).

(c)                                  New Territories. The pricing of a Product to be launched in a New Territory should be reasonably comparable to the pricing of a comparable Product with comparable MOQ in the Territory.

(d)                                 Commercial Stability Costs.  During any Calendar Year or portion thereof in which Manufacturer Manufactures at least one Batch or Lot, as applicable, of any specific Product listed on Exhibit 3.1(a), unless otherwise directed by Purchaser in writing, Manufacturer shall perform commercial stability studies in accordance with the then current requirements of the International Committee on Harmonization with respect to such Product, at no additional cost to Purchaser.  In the event that additional stability studies beyond those required pursuant to the immediately preceding sentence shall be required, the Parties shall negotiate per filing, in good faith, upon the protocol, and associated charges, based upon the then current requirements of the International Committee on Harmonization with respect to such Product charge rates for the applicable personnel of Manufacturer.  If Purchaser requests Manufacturer to perform additional commercial stability studies for any Batches or Lots, as applicable, of Product which exceed those required by applicable Law for the protocol, Manufacturer shall perform such additional commercial stability studies and Manufacturer shall be entitled to charge Purchaser for all reasonable incremental costs associated with such additional commercial stability studies.  Manufacturer shall send invoices to Purchaser in accordance with Section 3.2 below at the time that the applicable Batch or Lot, as applicable,  is placed on stability, and Purchaser shall pay such charges in accordance with the provisions of Section 3.2.

3.2                               Payment Terms.

(a)                                 Upon shipment of Product, Manufacturer shall send Purchaser an invoice for the Product shipped to the address of Purchaser set forth on the applicable Purchase Order and which invoice may be delivered in hard copy or in electronic format in accordance with the information or instructions set forth on the applicable Purchase Order.

(b)                                 The amounts in all invoices shall be calculated in accordance with Accounting Standards, as applicable.

(c)                                  Purchaser’s payment of each undisputed invoice for Product Manufactured and delivered in accordance with this Agreement shall be due sixty (60) days from the date of Manufacturer’s invoice by deposit of the requisite amount to such bank account as Manufacturer may from time to time designate by written Notice to Purchaser.  Purchaser shall notify Manufacturer of any disputed invoice and the Parties shall in good faith attempt to resolve such dispute in accordance with the procedures set forth in Section 10.21.  Failure to pay an unresolved disputed invoice shall not be deemed a breach of this Agreement by Purchaser and will not relieve Manufacturer from its commitment to continue to supply Product hereunder.  Each Product invoice that remains unpaid for greater than sixty (60) days after the date of receipt of such invoice by Purchaser, other than invoices being disputed in accordance with the terms set forth above, shall bear interest from the due date of payment for such invoice through and including the date of payment at a rate per annum equal to Prime Rate plus two percent (2%).  All payments hereunder shall be made in the currency specified in Exhibit 3.1(a).

3.3                               Taxes.  Any Tax lawfully assessed or charged on the Manufacture, sale or transportation of Product sold pursuant to this Agreement shall be paid by Purchaser.  Where any sum due to be paid to either Party hereunder is subject to any withholding or similar Tax, the Parties shall use their commercially reasonable efforts to do all such acts and things and to execute all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty.  In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar Tax, the payor shall pay such withholding or similar Tax to the appropriate government authority, deduct the amount paid from the amount due to payee and secure and send to payee evidence of such payment.

4.                                      Manufacturing And Regulatory Issues

4.1                               Compliance with Law and Manufacturing Requirements.  Manufacturer shall Manufacture and deliver all Products pursuant to this Agreement in full compliance with the Specifications, the Quality Agreement and the terms of each applicable Regulatory Approval.  Manufacturer shall comply, and cause each of its Additional Material suppliers, if any, to comply, with cGMPs and all other applicable Law (including those relating to environmental matters, public health, wages, hours and conditions of employment, subcontractor selection, discrimination and occupational health/safety) in carrying out the Manufacturing and delivery of the Product and its other duties and obligations under this Agreement.  Without limiting the foregoing, Manufacturer covenants that neither Manufacturer nor any of its Approved Subcontractors or its Additional Materials suppliers will utilize child, or any form of forced or involuntary, labor in the Manufacture of Additional Materials or Product or the delivery of services under this Agreement.  Manufacturer shall maintain an evaluation program for suppliers and service providers within its supply chain for all Products to ensure that such suppliers and service providers are identified and supervised by Manufacturer.  Upon Purchaser’s request, Manufacturer shall certify in writing its compliance with this Section 4.1 and shall provide all permits, certificates and licenses that may be required for its performance under this Agreement.

4.2                               Quality Agreement.

(a)                                 The Parties have entered into a quality assurance agreement executed by the Parties on the date hereof, a copy of which is attached hereto as Exhibit 4.2(a) (the “Quality Agreement”).  The Quality Agreement sets forth the terms and conditions upon which Manufacturer will conduct its quality activities in connection with this Agreement.  The Quality Agreement shall at a minimum address the following:  change control procedures (including Product Labeling), Manufacturing Process, regulatory controls, documentation control, Product Labeling controls, calibration, preventive maintenance, validation program, supplier quality, environmental control program, components and commodity procurement, material control, laboratory controls, exception reports, Product release, file samples, stability, complaints, Product Reviews, management reviews, material safety information, returned goods, and Product preparation for, and handling during, shipping.  For the avoidance of doubt, in the event of any inconsistencies between the terms of this Agreement and those contained in the Quality Agreement, the terms of this Agreement shall prevail.

(b)                                 Quality Assurance.  Each of Manufacturer and Purchaser shall duly and punctually perform all of its obligations under and pursuant to the Quality Agreement.

(c)                                  Release.  In addition to those requirements set forth in this Agreement, all Products shall be released in accordance with the terms of the Quality Agreement.

4.3                               Maintenance of Facility.  Except as otherwise expressly and specifically approved in writing by Purchaser, and which approval shall not be unreasonably withheld, conditioned or delayed, Manufacturer shall be obligated to do the following:  (a) Manufacture Product exclusively at the Facility; (b) ensure that any and all licenses, registrations, and Governmental Authority approvals required by applicable Law to be obtained in connection with the Facility and equipment used in connection with the Manufacture of Product by Manufacturer, so as to permit Manufacturer to Manufacture Product and supply it to Purchaser as contemplated hereunder, have been obtained and are in all respects current and in full force and effect; (c) maintain the Facility and such equipment in a state of repair and operating efficiency consistent with the requirements of the Specifications and cGMPs and other applicable Law at all times during the Term; (d) maintain in the Facility adequate holding accommodations for Product Manufactured for Purchaser hereunder and the Materials and Additional Materials used in Manufacturing Product for Purchaser hereunder as and to the extent required by the Specifications and cGMPs and other applicable Law; and (e) only use disposal services or sites that have appropriate environmental permits and are in compliance with applicable Law.  In addition to the obligations set forth in Section 4.4(b), Manufacturer shall provide Purchaser at least sixty (60) days’ prior written Notice before making any change in the Facility that could reasonably be expected to impact the Product or otherwise would require approval from, or notification to, any Governmental Authority.

4.4                               Manufacturing Change.

(a)                                 Product Changes.  Manufacturer shall not make any revision in the Manufacturing Process, Specifications or Facility which could reasonably be expected to affect quality, appearance, or performance of the Product or which would require approval from, or notification to, any Governmental Authority without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)                                 Required Changes.  Any changes to the Specifications or Manufacturing Processes for the Product hereunder that are required to comply with any applicable Regulatory Approval, applicable Law, cGMPs or by medical concerns related to the toxicity, safety and/or efficacy of the Products shall hereinafter be referred to as “Required Changes”.  Purchaser promptly shall provide Manufacturer with appropriate documentation relating to any such changes to the Specifications or Manufacturing Process to the extent that such changes affect Manufacturer’s Manufacturing of the Product hereunder.  The Parties shall use commercially reasonable efforts in making any Required Changes promptly.  Purchaser shall be solely responsible for and shall reimburse Manufacturer for any and all incremental costs actually incurred by Manufacturer associated with any Required Change to the extent that such Required Change relates solely to changes to the Specifications, and which costs may include, costs of capital equipment and process upgrades and of obsolescence of Materials, goods-in-process, and finished goods not suitable for use in the business or operations of Manufacturer or any of its Affiliates; provided, however, that Purchaser’s liability for such reimbursement shall be limited to levels of inventory that are consistent with the most recent Rolling Forecast.  Manufacturer shall be solely responsible for any and all incremental costs actually incurred by Manufacturer associated with any Required Change to the extent that such Required Change does not relate solely to changes to the Specifications.  Any costs subject to reimbursement pursuant to this Section 4.4(b) shall be paid in accordance with the provisions of Section 4.4(d).

(c)                                  Discretionary Changes.  Either Party may from time to time request a change to the Specifications or Manufacturing Process that does not constitute a Required Change, including, but not limited to, changes to the existing Products, Product line extensions, changes in Product labeling or changes to the existing or additional packaging (each, a “Discretionary Change”).  In the event that a Party requests a Discretionary Change, the Parties shall meet and discuss the proposed Discretionary Change in accordance with Section 4.5(a) or at such other times as the Parties reasonably agree.  Any analytical improvements shall be considered Discretionary Changes unless requested or required by any Governmental Authority in which case such improvements shall be considered a Required Change.  In the event that the Parties agree to a Discretionary Change, the Party requesting such Discretionary Change shall be responsible for all incremental costs incurred to implement such Discretionary Change and which costs may include, costs of capital equipment and process upgrades and of obsolescence of Materials, goods-in-process, and finished goods not suitable for use in the business or operations of Manufacturer or any of its Affiliates; provided, however, that Purchaser’s liability for such reimbursement shall be limited to levels of inventory that are consistent with the most recent Rolling Forecast.  Any costs subject to reimbursement pursuant to this Section 4.4(c) shall be paid in accordance with the provisions of Section 4.4(d).

(d)                                 Payment of Costs of Manufacturing Changes.  Upon incurring any costs subject to reimbursement pursuant to this Section 4.4, the Party incurring such costs shall deliver to the other Party an invoice for such costs to the address of such Party as set forth in the applicable statement of work and which invoice may be delivered in hard copy or in electronic format in accordance with the information set forth in the applicable statement of work.  Payment of each undisputed invoice delivered in accordance with this Section 4.4(d) shall be due forty-five (45) days following receipt of such invoice by deposit of the requisite amount to such bank account as the Party seeking reimbursement may from time to time designate by written Notice to the reimbursing Party.  The reimbursing Party shall notify the Party seeking reimbursement of any disputed invoice and the Parties shall in good faith attempt to resolve such dispute within forty-five (45) days of delivery of the disputed invoice, or such other period as agreed to in writing by the Parties.  If a dispute remains unresolved following such period, the dispute shall be resolved in accordance with the procedures set forth in Section 10.21.  Failure to pay an unresolved disputed invoice shall not be deemed a breach of this Agreement by the reimbursing Party and will not relieve Manufacturer from its commitment to continue to supply Product hereunder.  Each such invoice that remains unpaid for greater than forty-five (45) days after the date of delivery of such invoice by Purchaser, other than invoices being disputed in accordance with the terms set forth above, shall bear interest from the due date of payment for such invoice through and including the date of payment at a rate per annum equal to Prime Rate plus two percent (2%).  All payments hereunder shall be made in the currency specified in Exhibit 3.1(a).

4.5                               Quality Assurance Data.

(a)                                 Annual Product Review.  The Parties shall meet, in a manner agreed to by the Parties, by February 28 (or such other date as may be agreed by the Parties in writing) of each Calendar Year after the first Calendar Year for an annual Product review (“Product Review”).  Within the time period defined by both parties and stated in the Quality Agreement, Manufacturer shall furnish to Purchaser a summary of all modifications made to the Specifications and the Manufacturing Process agreed to by the Parties during the Product Review in accordance with Sections 4.5(a) and (b).  Costs and expenses incurred to implement modifications resulting from the Product Review shall be borne by the applicable Party in accordance with the provisions of Sections 4.5(a) and (b).

(b)                                 Periodic Quality Review.  The Parties will agree in writing on a review period and delivery schedule for a periodic quality review. Manufacturer will provide periodic quality review(s) tailored to meet the requirements set forth in the current cGMPs and will provide such periodic quality review in English at no cost to Purchaser.

(c)                                  Trend Monitoring.  If requested, Manufacturer will provide Purchaser with copy of executed batch records, and the following data in electronic format:  in-process control (IPC), Manufacturing, and release data, to allow Purchaser to create a database for tracking and trending of Manufacturing process performance as part of post-validation monitoring.

4.6                               Inspection and Audit Rights.

(a)                                 Records.  During the Term and for a period consistent with approved retention requirements or as specified in the Quality Agreement, Manufacturer shall maintain all Records.  In the event that applicable Law requires longer retention of Records, then Manufacturer shall comply with said record keeping requirements.  Records shall be maintained at the [Facility] [OR] [place where the Product is Manufactured].

(b)                                 Audits.  During the Term, Purchaser may, either itself or through designated representatives, conduct annual audits of Manufacturer, the Facility and the Manufacturing Process, including Compliance Audits and risk of loss audits.  Purchaser and its designated representatives shall have the right to inspect the Facility, Product, reference samples, full Manufacturing histories, and Records at all reasonable times during Manufacturer’s normal business hours.  The number of designated representatives, duration and frequency of such audits shall be determined by mutual agreement of the Parties, as provided in the Quality Agreement.  A Manufacturer representative shall accompany any of Purchaser’s representatives, including Purchaser’s employees, in any inspection of or other visit to the Facility or other entry into Manufacturer’s facilities.  Manufacturer shall ensure that its Affiliates or Approved Subcontractors (as applicable) cooperate with and provide reasonable assistance to Purchaser during such audit.  Purchaser shall submit to Manufacturer a written report outlining its findings and observations from any audit.  Within thirty (30) days after receipt of any such Purchaser report, Manufacturer shall reply to Purchaser, which reply shall include a corrective and preventive action plan along with a timetable for responding to any findings of deficiencies made by Purchaser.  Any dispute as to any findings or Manufacturer’s refusal to correct any deficiencies identified by Purchaser shall be resolved in accordance with the procedures set forth in Section 10.21.  Notwithstanding the schedule of Audits set forth in the Quality Agreement, in the event of a critical supply issue or the observation by Purchaser of a material compliance issue, Purchaser may conduct an additional Audit

4.7                               Regulatory Matters.

(a)                                 Regulatory Cooperation.

(i)                                     Each Party shall cooperate with any reasonable requests for assistance from the other Party with respect to (i) obtaining and maintaining any and all Regulatory Approvals and (ii) complying with any and all applicable Laws required in connection with the Product or this Agreement, including, but not limited to, at the requesting Party’s own cost, the following:  (i) making its employees, consultants and other staff available upon reasonable Notice during normal business hours to attend meetings with Governmental Authorities concerning Manufacturing Process, Materials or Product or any component or intermediate thereof; and (ii) disclosing and making available to the requesting Party, in whatever form such Party may reasonably request, all information relating to the Product, in each case, as is reasonably necessary or desirable to prepare, file, obtain and maintain any such Regulatory Approval of Product in the Territory or any applicable New Territory.

(ii)                                  Manufacturer shall reasonably cooperate with any inspection by any Governmental Authority of the Facility, Records or the Manufacturing Process related to the Product.  Upon request by any properly authorized officer or employee of any Governmental Authority, Manufacturer shall permit such officer or employee, at reasonable times, to interview key personnel, have access to, copy and verify documents in Manufacturer’s possession, related to the Manufacture of product, and that are required to be maintained under applicable Laws.  Manufacturer shall notify Purchaser as soon as practicable upon receiving a request for such documents and shall promptly provide Purchaser with a copy of any documents received from or provided to Governmental Authority.  To the extent practicable, Manufacturer shall provide reasonable advance Notice to Purchaser of any such inspection so as to allow Purchaser reasonable opportunity to be present during such inspection.  Manufacturer shall promptly (in accordance with the timelines specified in the Quality Agreement) provide to Purchaser copies of all regulatory inspection observations, and other reports of inspections to the extent that they relate in any way to the Product.

(b)                                 [DMF.  Without limiting the generality of Section 4.7(a), Manufacturer shall prepare, file and maintain, as applicable, with the FDA, and such other Governmental Authorities as the Parties may agree in writing, a drug master file (a “DMF”) with respect to the Manufacturing Process for the Product.  Manufacturer shall and does hereby grant Purchaser and its Affiliates and (sub)licensees, as applicable, the right to reference each such DMF in or for any filings, reports, registrations or other communications that Purchaser or its Affiliates or (sub)licensees, as applicable may make or have made with any Governmental Authority in order to obtain or maintain Regulatory Approvals of the Product in the Territory or any applicable New Territory.]

(c)                                  Modifying Completed Regulatory Filings.  Subject to Section 4.4, should Manufacturer elect to modify its Completed Regulatory Filings (including the DMF) with respect to the Product, Manufacturer shall inform Purchaser of any such changes in a timely manner to allow both parties to develop a joint strategy to secure the appropriate regulatory approvals prior to filing such changes with the applicable Governmental Authority.  If such modification by Manufacturer increases Purchaser’s cost with respect to the Product, including testing, retesting, or reprocessing, or would require a modification to Purchaser’s Completed Regulatory Filings with respect to the Product, such costs shall be borne by Manufacturer.  Subject to Section 4.4, should Purchaser elect to modify its Completed Regulatory Filings with respect to the Product that would impact Manufacturer’s rights, duties or obligations hereunder, Purchaser shall inform Manufacturer of any such changes in a timely manner to allow both parties to develop a joint strategy to secure the appropriate regulatory approvals prior to filing such changes with the applicable Governmental Authority.  If such modification by Purchaser increases Manufacturer’s cost with respect to the Product, including testing, retesting, or reprocessing, or would require a modification to Manufacturer’s Completed Regulatory Filings with respect to the Product, such costs shall be borne by Purchaser.

(d)                                 Correspondence.  The Parties shall promptly (in compliance with the timelines established in the Quality Agreement) notify the other Party in writing of, and shall provide the other Party with copies of, any correspondence and other documentation received by a Party from a Third Party in connection with any of the following events:  (i) receipt of a communication, regulatory letter, warning, or similar item from any Governmental Authority in connection with the Manufacture of the Product, or any other activity conducted as part of the Manufacturing Process, in each case, by Manufacturer or any of its Affiliates or Approved Subcontractors; (ii) receipt of any regulatory comments relating to the Manufacture of the Product requiring a response or action by either Party or Notice of any safety or toxicity problem regarding the Product; or (iii) test results that indicate failure of any Batch or Lot, as applicable, of Product to meet the Specifications, the Quality Agreement, the Certificate of Compliance or the Certificate of Analysis.  Along with any notification under this Section 4.7(d), Manufacturer shall provide as requested from time to time by Purchaser at any point during the Term, as required by applicable Law, a complete and current list of Manufacturer’s suppliers and producers of Additional Materials together with the address of each such supplier or producer, which shall be Manufacturer’s confidential Information, subject to a right on the part of Purchaser to use such list to determine risk associated with the use of each supplier.

(e)                                  Adverse Events.  Each Party shall (i) notify the other Party by telephone of any report of an adverse event or other complaint in respect of Product that may be received by such Party no later than the first Business Day following such Party’s receipt of such report and (ii) provide the other Party with copies of any written materials received in connection with or as part of any such report not later than the second Business Day following such Party’s receipt thereof.  In the event that either Party is required to initiate or believes that a recall, field alert, Product withdrawal or field correction with respect to any Product Manufactured pursuant to this Agreement is necessary, the applicable Party shall immediately notify the other Party by telephone.  Any such notification and written materials shall be directed to [insert name and contact details of appropriate person/department at Manufacturer and Purchaser].

4.8                               Recalls.  With respect to implementing any recall, field alert, Product withdrawal or field correction in respect of Product, Purchaser shall make all contacts with the applicable Governmental Authorities and shall be responsible for coordinating all of the necessary activities in connection with any such recall.  Manufacturer shall cooperate with any reasonable requests for assistance from Purchaser with respect to considering or implementing a recall, field alert, Product withdrawal or field correction.  Manufacturer shall not, and shall ensure that its Affiliates and Approved Subcontractors do not, issue any press release or make any public statement regarding any recall in respect of Product without the prior written consent of Purchaser.  Purchaser shall review and investigate with Manufacturer the relevant facts underlying any problems related to Manufacturer or its Affiliates or Approved Subcontractors that may result in a recall, field alert, Product withdrawal or field correction prior to implementing any such recall, field alert, Product withdrawal or field correction with respect to any Product.  Purchaser shall bear the direct costs and expenses of each recall, field alert, Product withdrawal or field correction of Product unless such recall, field alert, Product withdrawal or field correction shall have been the result of Manufacturer’s negligence, recklessness, or willful misconduct or material breach of this Agreement (including material breach of its warranties hereunder), in which case (a) Manufacturer shall promptly reimburse Purchaser for any and all documented costs reasonably incurred by Purchaser with respect to such recall, field alert, Product withdrawal or field correction of Product, including associated retrieval of Product, returns of Product, destruction of Product, replacement of Product, and fees and penalties owed to Third Parties and (b) Purchaser may, in its sole discretion, terminate this Agreement effective upon written Notice to Manufacturer.

4.9                               Subcontractors.

(a)                                 Manufacturer may, subject to the prior written approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed, use subcontractors (each an “Approved Subcontractor”) to perform Manufacturer’s obligations under this Agreement.  Prior to the engagement of any proposed subcontractor, Manufacturer shall provide the name and relevant details about the subcontractor to Purchaser.  Purchaser shall have the right to request additional information concerning the proposed subcontractor, including financial information.

(b)                                 Manufacturer shall cause its Approved Subcontractors to perform in full compliance with this Agreement, including applicable Law, cGMPs, and Specifications.  In addition, Manufacturer shall also enter into a separate quality agreement with each Approved Subcontractor on such terms as are substantially similar to those set forth in the Quality Agreement.

(c)                                  Purchaser’s approval of a subcontractor shall not create any contractual relationship or liability between Purchaser and such Approved Subcontractor.  No Approved Subcontractor shall be considered a Third Party beneficiary of this Agreement.  Approval of a subcontractor shall not relieve Manufacturer of any of its obligations under this Agreement.  Manufacturer shall remain liable for any breaches of this Agreement by, and any other acts or omissions of, any Approved Subcontractor.  Manufacturer shall use appropriate contracts with any Approved Subcontractor, which shall bind the Approved Subcontractor in a substantially identical manner to the relevant provisions of this Agreement.

4.10                        [Equipment.

(a)                                 Purchaser shall make the equipment set forth on Exhibit 4.10(a) available to Manufacturer for use in the Manufacture of Product.

(b)                                 Equipment made available by Purchaser to Manufacturer pursuant to Section 4.10(a) shall be used exclusively for the Manufacturing Process, shall be considered confidential Information of Purchaser, and shall be returned to Purchaser at [Manufacturer’s] expense upon expiration or termination of this Agreement, or earlier as requested by Purchaser.  In respect of such equipment, Manufacturer agrees as follows:  (i) the equipment shall at all times remain the property of Purchaser, and Manufacturer shall have no right, title or interest therein; (ii) the equipment shall at all times remain at the Facility and Manufacturer shall not remove or permit the taking of the equipment from the Facility without Purchaser’s prior written consent; (iii) Manufacturer shall cooperate with Purchaser in making any protective filings under the Uniform Commercial Code or similar Law, rule or regulation as may be required, in Purchaser’s sole judgment, to verify, protect and preserve Purchaser’s interest in such equipment from the claims of Third Parties; (iv) Manufacturer shall, upon the request of Purchaser and at

Manufacturer’s expense, firmly and conspicuously affix to such equipment such decals or labels as are supplied by Purchaser showing Purchaser as the owner of the equipment; (v) Manufacturer shall, at Purchaser’s cost, make any alterations to such equipment that may be required by Purchaser or legally necessary, with prior written consent from Purchaser and necessary documentation, and make no other alterations to the equipment (except for alterations or additions that will not impair the value or performance of such equipment and that are readily removable without damage to the equipment); (vi) Manufacturer shall use, maintain and operate such equipment lawfully, exclusively for the purpose for which it was designed, and so as to cause such equipment to be in good repair and operating condition and in at least the same condition as when delivered to Manufacturer hereunder, except for ordinary wear and tear; (vii) Manufacturer shall at all times protect and defend, at its own cost and expense, the title of Purchaser in and to such equipment from and against any and all claims, liens and legal processes of creditors of Manufacturer; (viii) with reasonable prior Notice to Manufacturer, Purchaser shall have the right from time to time (but no more than twice in each Calendar Year) during reasonable business hours to enter the Facility to inspect such equipment and Manufacturer’s applicable maintenance records for the purpose of confirming the existence, condition and proper maintenance of such equipment; and (ix) such equipment shall at all times remain personal property, notwithstanding that such equipment, or any part thereof, may be affixed or attached to real property or any improvements thereon.]

4.11                        Business Continuity.  Manufacturer shall have written contingency plans in place to minimize the interruption or impact to the supply of Product to Purchaser due to a Force Majeure Event or other disruptive event, whether within or outside the control of Manufacturer, including theft, vandalism, product contamination or recall, or other business interruption.  Throughout the Term, such contingency plans shall be available to Purchaser upon written request and shall be updated and revised, as necessary, throughout the Term.

4.12                        [Allergens.  Manufacturer shall, upon Purchaser’s request, provide Purchaser with such information or declarations as to whether the Product or Additional Materials supplied to Purchaser contain, are derived from, or are Manufactured in facilities or with equipment that are used to process, any of the allergens set forth in Exhibit 4.12, which Purchaser may amend from time to time in its sole discretion.]

5.                                      Warranties

5.1                               Representations and Warranties of Each Party.  Each Party hereby represents and warrants to the other Party as follows:

(a)                                 Such Party (i) is duly formed and in good standing under the Laws of the jurisdiction of its formation, (ii) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (iii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other similar Laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a Proceeding at law or equity.

(b)                                 All necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

(c)                                  The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not and will not conflict with or violate any requirement of applicable Law or any provision of the articles of incorporation, bylaws or any other constitutive document of such Party and (ii) do not and will not conflict with, violate, or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

(d)                                 Such Party shall comply with all applicable Laws related to such Party’s activities to be performed under this Agreement.

(e)                                  Neither it nor any of its Affiliates is a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual, or a Convicted Entity or Convicted Individual, and neither it nor any of its Affiliates is the subject of, or is threatened to be made the subject of, any Proceeding that could lead to it or such Affiliate becoming a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual, or a Convicted Entity or Convicted Individual.

(f)                                   Neither it nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who is a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual, or a Convicted Entity or Convicted Individual.

(g)                                  If, during the Term, such Party or any of its Affiliates or its or their employees or agents performing services hereunder becomes a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual, or a Convicted Entity or Convicted Individual or is the subject of, or threatened to be made the subject of, any Proceeding that could result in such Person becoming a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual, or a Convicted Entity or Convicted Individual, then such Party shall immediately notify the other Party and such other Party shall have the right to terminate this Agreement immediately.

(h)                                 For purposes of this provision, the following definitions shall apply:

(i)                                     a “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a, as may be amended from time to time, from providing services in any capacity to a person that has an approved or pending drug product application or has been similarly debarred pursuant to the provisions of other applicable Law;

(ii)                                  a “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a, as may be amended from time to time, from submitting or assisting in the submission of a drug application or has been similarly debarred pursuant to the provisions of other applicable Law;

(iii)                               an “Excluded Individual” or “Excluded Entity” is (A) an individual or entity who has been excluded, debarred, suspended or is otherwise ineligible to participate in United States health care programs such as Medicare or Medicaid by the Office of the Inspector General of the United States Department of Health and Human Services, (B) is an individual or entity who has been excluded, debarred, suspended or is otherwise ineligible to participate in United States federal procurement and non-procurement programs, including those produced by the United States General Services Administration, or (in the case of both (A) and (B)) any individual or entity who has been similarly excluded, debarred, suspended or otherwise made ineligible to participate in governmental health care or procurement programs under other applicable Law; and

(iv)                              a “Convicted Individual” or “Convicted Entity” is an individual or entity who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335(a) or 42 U.S.C. §1320a — 7(a), as may be amended from time to time, but has not yet been excluded, debarred, suspended or otherwise declared ineligible or convicted of criminal offenses under other applicable Law that subject such individual or entity to similar exclusion, debarment, suspension or ineligibility under applicable Law.  Neither it, nor any of its employees or agents performing hereunder, have ever been, are currently, or are the subject of a Proceeding that could lead to it or such employees or agents becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual, or a Convicted Entity or Convicted Individual, as such terms are defined pursuant to 21 U.S.C. §335a, or a debarred, excluded or convicted individual or entity as may otherwise be defined by applicable Law.

5.2                               Additional Manufacturer Warranty.  In addition to the warranties set forth in Section 2.2(f), Manufacturer hereby represents, warrants and covenants to Purchaser that Manufacturer and its Affiliates, representatives and agents, will comply with all reasonable Purchaser business policies and security requirements while on Purchaser’s premises, as applicable.

5.3                               Purchaser Warranties.  Purchaser hereby represents, warrants and covenants to Manufacturer as follows:

(a)                                 Purchaser and its Affiliates, representatives and agents will comply with all reasonable Manufacturer business policies and security requirements while on Manufacturer’s premises, as applicable.

(b)                                 The API Specifications that Purchaser provides to Manufacturer will conform with those filed with the FDA or other appropriate Governmental Authorities.

(c)                                  Any Materials supplied by Purchaser hereunder will not infringe or misappropriate any patent or other intellectual property right of any Third Party.

(d)                                 Any Materials supplied by Purchaser hereunder shall meet the Material Specifications.

(e)                                  Purchaser shall provide Specifications to Manufacturer with respect to the Products and the Material Specifications to Manufacturer with respect to the Materials.  Purchaser further represents and warrants to Manufacturer that the Specifications and Material Specifications that Purchaser provides to Manufacturer shall conform with those filed with the FDA or other appropriate Governmental Authorities, including but not limited to Product formula, Manufacturing Processes and Materials required for the Manufacture of the Products that are to be purchased and supplied under this Agreement.

(f)                                   Purchaser shall not sell Product into any jurisdiction unless and until it receives the necessary Regulatory Approvals.

6.                                      Indemnification; Limitation On Liability; Insurance

6.1                               Indemnity by Manufacturer.  Except as otherwise specifically set forth in any provision of this Agreement, Manufacturer shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless each of the Purchaser Indemnitees from and against all Manufacturer Indemnity Obligations.

6.2                               Indemnity by Purchaser.  Except as otherwise specifically set forth in any provision of this Agreement, Purchaser shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless each of the Manufacturer Indemnitees from and against all Purchaser Indemnity Obligations.

6.3                               Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)                                 Insurance Proceeds and Other Amounts.  The Parties intend that any Liability subject to indemnification or contribution pursuant to this Agreement:  (i) shall be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability; (ii) shall not be increased to take into account any Tax costs incurred by the Indemnitee arising from any Indemnity Payments received from the Indemnifying Party; and (iii) shall not be reduced to take into account any Tax benefit received by the Indemnitee arising from the incurrence or payment of any Indemnity Payment.  Accordingly, the amount which either Party against whom a claim is made for indemnification under this Agreement (an “Indemnifying Party”) is required to pay to any Indemnitee shall be reduced by any Insurance Proceeds or any other amounts theretofore actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) by or on behalf of the Indemnitee in respect of the related Liability.  If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)                                 Insurers and Other Third Parties Not Relieved.  The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not be entitled to receive in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement.  Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article 6.  Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Proceeding to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement.

6.4                                 Procedures for Indemnification of Third Party Claims.

(a)                                  Notice of Third Party Claims.  If, at or following the date of this Agreement, an Indemnitee receives Notice or otherwise learns of the assertion or commencement by a Third Party of any Proceeding against the Indemnitee with respect to which the Indemnitee believes that Purchaser (in the case of a Manufacturer Indemnitee) or Manufacturer (in the case of a Purchaser Indemnitee) is obligated to provide indemnification to such Indemnitee pursuant to Sections 6.1 or 6.2 of this Agreement (collectively, a “Third Party Claim”), such Indemnitee shall give such Indemnifying Party Notice thereof within ten (10) days (or sooner if the nature of the Third Party Claim so requires) after becoming aware of such Third Party Claim.  The Notice must describe the Third Party Claim in reasonable detail or, in the alternative, include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.  Notwithstanding the foregoing, the failure of any Indemnitee to give the Notice as provided in this Section 6.4(a) shall not relieve the related Indemnifying Party of its obligations under this Article 6, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give the Notice in accordance with this Section 6.4(a).

(b)                                 Control of Defense.  An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third Party Claim.  Within thirty (30) days after the receipt of a Notice from an Indemnitee in accordance with Section 6.4(a) (or sooner, if the nature of the Third Party Claim so requires), the Indemnifying Party shall provide a Notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third Party Claim and specifying any reservations or exceptions to its defense.  If an Indemnifying Party elects not to assume responsibility for defending any Third Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a Notice from an Indemnitee as provided in Section 6.4(a), then the

Indemnitee that is the subject of such Third Party Claim shall be entitled to continue to conduct and control the defense of such Third Party Claim.

(c)                                  Allocation of Defense Costs.  If an Indemnifying Party has elected to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred during the course of its defense of such Third Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.  If an Indemnifying Party elects not to assume responsibility for defending any Third Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a Notice from an Indemnitee as provided in Section 6.4(a), and the Indemnitee conducts and controls the defense of such Third Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third Party Claim.

(d)                                 Right to Monitor and Participate.  An Indemnitee that does not conduct and control the defense of any Third Party Claim, or an Indemnifying Party that has failed to elect to defend any Third Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 6.4(c) shall not apply to such fees and expenses.  Notwithstanding the foregoing, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party.  In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e)                                  No Settlement.  Neither Party may settle or compromise any Third Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third Party Claim.  The Parties hereby agree that if a Party presents the other Party with a Notice containing a proposal to settle or compromise a Third Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f)                                    Allocation of Proceeding Liabilities.  The Parties acknowledge that Liabilities for Proceedings (regardless of the parties to the applicable Proceeding) may be partly Purchaser Liabilities and partly Manufacturer Liabilities.  If the Parties cannot agree on an allocation of any such Liabilities for Proceedings, they shall resolve the matter pursuant to the procedures set forth in Section 10.21.  Neither Party shall, nor shall either Party permit its Subsidiaries to, file Third Party claims or cross-claims against the other Party or its Subsidiaries in a Proceeding in which a Third Party Claim is being resolved.

6.5                                 Additional Matters.

(a)                                  Timing of Payments.  Indemnity Payments or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article 6 shall be paid reasonably promptly (but in any event within [sixty (60)] days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article 6) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such Indemnity Payments or contribution payments, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities.  The indemnity and contribution provisions contained in this Article 6 shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or contribution hereunder.

(b)                                 Notice of Direct Claims.  Any claim for indemnification under Sections 6.1 or 6.2 of this Agreement which is not a Third Party Claim (a “Direct Claim”) must be asserted by a Notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such Direct Claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby.  Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such Notice within which to respond thereto.  If such Indemnifying Party does not respond within such thirty (30)-day period, such Direct Claim specified in such Notice shall be conclusively deemed a Liability of the Indemnifying Party under this Section 6.5(b) or, in the case of any Notice in which the amount of the Direct Claim (or any portion thereof) is estimated, on such later date when the amount of such Direct Claim (or such portion thereof) becomes finally determined.  If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee as contemplated by this Agreement without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)                                  Subrogation.  In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person.  Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d)                                 Substitution. In any Proceeding in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practicable.  If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Proceeding as set forth in Section 6.4 and this Section 6.5, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Proceeding (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

6.6                                 Right of Contribution.

(a)                                  Contribution.  If any right of indemnification contained in Section 6.4 or 6.5 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and its Affiliates, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)                                 Contribution Procedures.  The provisions of Sections 6.1 through 6.7 shall govern any contribution claims.

6.7                                 Limitation on Liability.  EXCEPT WITH RESPECT TO GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THE PARTIES’ OBLIGATIONS UNDER THIS ARTICLE 6 IN RESPECT OF THIRD PARTY CLAIMS AND/OR ARTICLE 8, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, LOSS OF PROFITS OR BUSINESS INTERRUPTION, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, STRICT LIABILITY, OR TORT (INCLUDING NEGLIGENCE) BREACH OF STATUTORY DUTY OR OTHERWISE, IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE USE OF THE MATERIALS OR PRODUCT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

6.8                                 Insurance.

(a)                                  During the Term and for a period of at least [two (2)] years thereafter, each Party shall, at its own cost and expense, obtain and maintain in full force and effect the minimum insurance requirements set forth herein:

(i)                                     Worker’s Compensation and Occupational Health Insurance as may be required by applicable Law including Employer’s Liability coverage as may be required by applicable Law.

(ii)                                  Automobile Liability Insurance as may be required by applicable Law covering all owned, non-owned, and hired vehicles used by or on behalf of Manufacturer in performance of this Agreement.

(iii)                               General Liability Insurance including Professional Liability Insurance and coverage for the services, Materials or Additional Materials (as the case may be), and Product provided hereunder, naming the other Party as an additional insured, with a minimum limit of One Million Dollars ($1,000,000.00) per occurrence and One Million Dollars ($1,000,000.00) in the aggregate.

(b)                                 All such insurance shall be with a recognized insurer rated Best A-IX or equivalent reasonably acceptable to the other Party or consistent with Section 6.8(e).

(c)                                  Upon request, each Party shall furnish the other Party with a certificate of insurance signed by the insurance underwriter.  Each Party shall obtain prior written consent of the other Party before implementing any material change, cancellation or non-renewal of such insurance.  No Party shall make any changes to coverage thresholds that bring such Party’s required coverage below the minimum requirements set forth in this Section 6.8.

(d)                                 Any insurance policies written on a claims-made form shall include an extended reporting period provision following the Term.  In the event of insurance expiration or termination, each Party agrees to exercise the extended reporting period.

(e)                                  Provided that the Party is determined to be investment quality as recognized by a recognized financial rating agency such as Moody’s or Standard and Poors, each Party may, at its option, satisfy, in whole or in part, its obligations under this Section 6.8 through its self-insurance program. If either Party chooses to self-insure, then such Party shall indemnify the other Party to the same extent as an additional insured would be in a traditional insurance policy.

(f)                                    The indemnity granted by the Parties under this Article 6 shall not be restricted by the limits of, or any failure to maintain, required insurance coverage.

7.                                      Term And Termination

7.1                                 Term.  Unless terminated pursuant to the provisions hereof, this Agreement shall commence on the Effective Date and shall continue in force for the term specified on Exhibit 7.1, which shall not exceed five (5) years (such period, the “Initial Term”).  Thereafter, this Agreement shall automatically renew with respect to any Product for successive periods of one (1) year each (each, a “Renewal Term”), provided that neither Party provides Notice of its intent not to renew no later than                              prior to the termination of the Initial Term or current Renewal Term.

7.2                                 Termination by Either Party.  Either Party may terminate this Agreement:

(a)                                  by giving the other Party thirty (30) days’ written Notice following any material breach of this Agreement, including the Quality Agreement, by the other Party, reasonably detailing such breach, if such breach is not remedied prior to the expiration of such thirty (30) day period;

(b)                                 immediately upon written Notice to the other Party if the other Party shall (i) file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction a petition in bankruptcy or insolvency or for reorganization or for arrangement or for the appointment of a receiver or trustee of that Party or its assets; (ii) propose a written agreement of composition or extension of its debts; (iii) be served with an involuntary petition against it, filed in any insolvency Proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof; (iv) propose or be a party to any dissolution or liquidation; (v) make an assignment for the benefit of its creditors; or (vi) admit in writing its inability generally to pay its debts as they fall due in the general course; or

(c)                                  in accordance with the provisions of Section 5.1(g).

7.3                                 Termination by Purchaser.  In addition to other termination rights herein, Purchaser may terminate this Agreement immediately (i) if Manufacturer violates applicable Law, except for such violation as could not reasonably be expected to have a material adverse effect on Manufacturer’s ability to perform its obligations under this Agreement, or (ii) in the event of a statutory, judicial, regulatory or administrative ruling or interpretation by any other Governmental Authority, including the FDA, which makes it impossible or commercially impracticable to continue the Agreement.

7.4                                 Effect of Termination.

(a)                                  If this Agreement expires, or is terminated other than by Manufacturer pursuant to Section 7.2(a), in connection with Purchaser’s material breach of its payment obligations hereunder, then Manufacturer shall, at Purchaser’s option, complete the Manufacturing of all Product ordered by Purchaser as of the effective date of such expiration or termination and deliver all such Product and all documentation related thereto, including all Certificates of Analysis, to Purchaser in accordance with the terms of this Agreement.  In all other circumstances, all Purchase Orders unfilled as of the date of the expiration or termination of this Agreement shall terminate and be of no further effect.

(b)                                 Upon expiration or any termination of this Agreement, Manufacturer shall promptly return to Purchaser or destroy, as Purchaser shall direct, any in-process Materials, all

API supplied by Purchaser to Manufacturer hereunder and all Product.  Any such return or destruction shall be at Manufacturer’s sole cost and expense except where this Agreement has been terminated by Manufacturer pursuant to Section 7.2(a) in connection with a material breach by Purchaser, in which case such return or destruction shall be at Purchaser’s sole cost and expense.

(c)                                  Except as set forth in Section 7.4(a), termination or expiration of this Agreement shall not relieve a Party of any obligation under this Agreement that accrued or arose prior to such termination or expiration.  No liability (whether financial or otherwise) shall attach to either Party upon termination of this Agreement pursuant to its terms.

(d)                                 Without limiting the foregoing provisions of this Section 7.4, Sections 2.2(f), 4.6(a), 4.7(e) and 4.8, Articles 1 (to the extent applicable), 5 and 6, this Section 7.4, and Articles 8, 9 and 10 shall survive the termination or expiration of this Agreement indefinitely or, if specified, in accordance with its terms.

7.5                                 Closure or Divestiture of Plant.  If at any time on or after the Effective Date but prior to the end of the Term, Manufacturer closes any Facility used to Manufacture any Product or divests such a Facility to an unaffiliated Third Party, Manufacturer shall continue to Manufacture such Products in an alternate Facility which is then currently approved by the appropriate Governmental Authority as well as approved by Purchaser, such approval not to be unreasonably withheld, conditioned or delayed by Purchaser, or, if desired by Purchaser, use commercially reasonable efforts to cause the unaffiliated Third Party acquirer of such Facility to assume Manufacturer’s obligations hereunder as a condition to closing such transfer.  In the event of such a closure or divestiture, the Parties shall meet to determine a transition plan in accordance with the provisions of this Section 7.5.  Manufacturer shall be solely responsible for all costs associated with any such closure or divestiture of a Facility, including, without limitation, the cost of any necessary technology transfers and related regulatory filings, involved in transferring Manufacturer’s obligations hereunder to any another Person.

8.                                      Confidentiality

8.1                                 Confidentiality.  From and after the Effective Date, subject to Section 8.2 and except as contemplated by or otherwise provided in this Agreement, Purchaser, on behalf of itself and each of its Affiliates, officers, directors, employees or agents, and Manufacturer, on behalf of itself and each of its Affiliates, officers, directors, employees or agents, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives (each, a “Representative”) to hold, in strict confidence, with at least the same degree of care that applies to Purchaser’s confidential and proprietary Information pursuant to policies in effect as of the Effective Date, all confidential and proprietary Information concerning the other Party (or its business) and the other Party’s Affiliates (or their respective businesses) that is either in its possession (including confidential and proprietary

Information in its possession prior to the Effective Date) or furnished by the other Party or the other Party’s Affiliates or their respective Representatives at any time pursuant to this Agreement, and shall not use any such confidential and proprietary Information other than for such purposes as may be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary Information has been:  (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any of its Affiliates or any of their respective Representatives in violation of this Agreement; (ii) later lawfully acquired from other sources by such Party or any of its Affiliates, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary Information; or (iii) independently developed or generated without reference to or use of the respective proprietary or confidential Information of the other Party or any of its Affiliates.  If any confidential and proprietary Information of one Party or any of its Affiliates is disclosed to another Party or any of its Affiliates in connection with providing services to such first Party or any of its Affiliates under this Agreement, then such disclosed confidential and proprietary Information shall be used only as required to perform such services.

8.2                                 No Release; Return or Destruction.  Each Party agrees not to release or disclose, or permit to be released or disclosed, any Information addressed in Section 8.1 to any other Person, except its Representatives who need to know such Information in their capacities as such, and except in compliance with Section 8.4.  Without limiting the foregoing, when any Information furnished by the other Party after the Effective Date pursuant to this Agreement is no longer needed for the purposes contemplated by this Agreement, each Party shall, at the disclosing Party’s option, promptly after receiving a Notice from the disclosing Party, either return to the disclosing Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the disclosing Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

8.3                                 Third-Party Information; Privacy or Data Protection Laws.  Each of Purchaser and Manufacturer acknowledges that it and its respective Affiliates may presently have and following the Effective Date may gain access to or possession of confidential or proprietary Information of Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party and/or the other Party’s Affiliates, on the other hand, prior to the Effective Date; or (ii) that as between the two Parties was originally collected by the other Party and/or the other Party’s Affiliates and that may be subject to and protected by privacy, data protection or other applicable Laws.  Purchaser and Manufacturer each agrees, as or to the extent provided in this Agreement, that it shall hold, protect and use, and shall cause its Affiliates and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or personal Information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into or affirmative commitments or representations that were made by, between or among the other Party and/or the other Party’s Affiliates, on the one hand, and such Third Parties, on the other hand.

8.4                                 Protective Arrangements.  In the event that either Party or any of its Affiliates is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any confidential or proprietary Information of the other Party, as applicable, that is subject to the confidentiality provisions hereof, such Party shall provide the other Party with Notice of such request or demand as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order, at such other Party’s own cost and expense.  In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

9.                                      Intellectual Property; Licenses

9.1                                 License and Technology Transfer.

(a)                                  The Parties acknowledge that pursuant to the terms of the Separation and Distribution Agreement, the Ancillary Agreements, and the Special Products Master Agreement, as applicable, the Parties have granted such intellectual property rights to each other, as applicable, as is necessary for each Party to satisfy its obligations under this Agreement.

(b)                                 Except as expressly set forth in this Agreement, neither Party grants any license under or to its or a Third Party’s intellectual property rights to the other Party.

9.2                                 Inventions.  Any Improvements, Information, Patents, Other Intellectual Property and other material, information or work product conceived, reduced to practice, made, generated or developed by or on behalf of Manufacturer and its Affiliates, and Approved Subcontractors relating to the Product or to the Manufacturing Process (the “Inventions”) shall be promptly disclosed to Purchaser and are and shall be the sole property of Purchaser.  Manufacturer hereby assigns to Purchaser all right, title and interest in and to such Inventions.  Manufacturer disclaims any rights to Inventions and shall assert no claim, Patent, Other Intellectual Property rights or other rights to the Inventions, their use, sale, or manufacture.  Manufacturer shall, upon Purchaser’s request and at Purchaser’s expense, execute documents and take other actions Purchaser deems necessary or appropriate to obtain Patent or Other Intellectual Property protection in Purchaser’s name covering any such Inventions.

9.3                                 Marking; Trademarks.  The Manufacturer acknowledges the validity of the title of Purchaser to any Trademark of Purchaser (or licensed for use by Purchaser) (“Purchaser Trademark”) that may be used in conjunction with the Products to be Manufactured by the Manufacturer hereunder.  [Manufacturer acknowledges the right of Purchaser to use the [Abbott Marks] during a transition period as set forth in the Inventory Trademark License Agreement] No right, title or interest in and to any Purchaser Trademark is granted by this Agreement.  In the event that the Specifications require Manufacturer to use a Purchaser Trademark or mark the Product with one or more Purchaser Patent number, then Manufacturer shall so use such Purchaser Trademark and Purchaser Patent number only with respect to Product Manufactured for delivery to Purchaser hereunder.  Manufacturer shall cease the use of any Purchaser Trademark upon request by Purchaser.  Any goodwill associated with the use of such Purchaser Trademark shall be the exclusive property, and inure to the benefit, of Purchaser or its licensors.  Manufacturer shall not use any Purchaser Trademark in any publicity, advertising or announcement or for any other commercial purpose without the prior written approval of Purchaser, for each such use.  Manufacturer agrees that it shall not at any time, either during the Term or thereafter, do anything that would adversely affect Purchaser or its Affiliates’ rights in and to any Purchaser Trademark in any country or territory worldwide, nor assist anyone else in doing so, including the following:  (i) apply for registration of any Purchaser Trademark, or any mark confusingly similar thereto (in Purchaser’s sole opinion), (ii) apply for registration of any domain name that incorporates any Purchaser Trademark or any mark confusingly similar thereto (in Purchaser’s sole opinion), (iii) subject to the limited rights granted to it in this Section 9.3, use or authorize the use of any Trademark confusingly similar to any Purchaser Trademark (in Purchaser’s sole opinion), or (iv) contest the validity, strength, or fame of any Purchaser Trademark.

9.4                                 Know-How Transfer.

(a)                                  Know-How Transfer Plan.  The Parties shall meet, develop and mutually agree upon a plan and reasonable timetable (the “Know-How Transfer Plan”) under which Manufacturer will transfer such know-how and other technical information owned by Purchaser as is necessary to enable Purchaser and/or Purchaser’s designee to Manufacture the Product.  Separate Know-How Transfer Plans may be established with respect to each Product.  To the extent commercially reasonable, each Know-How Transfer Plan shall provide for such knowledge transfer to be consummated no later than the first anniversary following the consummation of the Distribution Transaction.  Manufacturer agrees that it will use reasonable efforts to support such knowledge transfers to Purchaser and/or its designee, which efforts shall include making Manufacturer’s manufacturing personnel, including quality and technical personnel, available to provide reasonable technical assistance with the knowledge transfers and any other matters included in the agreed upon Know-How Transfer Plan.

(b)                                 Costs of Transfer Plan.  Except as otherwise provided in this Section 9.4(b), all direct actual out-of-pocket costs incurred by Manufacturer in connection with each such Know-How Transfer Plan, and Manufacturer’s time (charged at the then-current staff rates) incurred in connection with each such Know-How Transfer Plan, shall be the sole responsibility of Purchaser.  In connection with the implementation of the Know-How Transfer Plan(s) contemplated by this Agreement, the initial aggregate [two hundred (200)] man-hours of services provided by Manufacturer’s manufacturing personnel, including technical and quality personnel, shall be provided to Purchaser and/or Purchaser’s designee at no cost to Purchaser and/or Purchaser’s designee; provided, however, that any excess time spent by Manufacturer for purposes of assisting Purchaser with the transfer, will be billed at the rate of        per man hour.  Notwithstanding the foregoing, Manufacturer will be entitled to decline to provide support services to Purchaser in excess of an aggregate        man-hours.

9.5                               Technology Transfer.

(a)                                 Technology Transfer Plan.  Upon delivery by either Party of Notice to terminate this Agreement in its entirety or with respect to any Product or otherwise at Purchaser’s initiative, the Parties shall meet, develop and mutually agree upon a plan and reasonable timetable (the “Technology Transfer Plan”) under which Manufacturer hereby covenants and agrees that it will use commercially reasonable efforts to assist Purchaser and/or Purchaser’s designee to establish their own Manufacturing line for the Products in order to enable Purchaser and/or Purchaser’s designee to Manufacture Purchaser’s entire requirement of the Product upon the termination of this Agreement or as soon as commercially practicable thereafter.  Separate Technology Transfer Plans may be established with respect to each Product.  Improvements made to the Manufacturing Process for an Exclusive Product during the term of this Agreement will be transferred to Purchaser as a part of the Technology Transfer Plan.  Improvements for a Special Product during the term of this Agreement at a cost of less than $3,000,000 will be transferred to Purchaser as a part of the Technology Transfer Plan.  Improvements to Special Products made to the Manufacturing process during the term of this Agreement at a cost greater than $3,000,000 will be transferred to Purchaser as a part of the Technology Transfer Plan only to the extent that Purchaser shared equally in all costs associated therewith.  Manufacturer agrees that it will use reasonable efforts to support such technology transfers to Purchaser and/or its designee which efforts shall include making Manufacturer’s manufacturing personnel, including quality and technical personnel, available to provide reasonable technical assistance with the technology transfers and training regarding Purchaser’s Manufacturing of the Product and any other matters included in the agreed upon Transfer Plan.  Purchaser shall be solely responsible for obtaining any and all Regulatory Approvals from the applicable Governmental Authorities for qualification of each new manufacturer and its manufacturing facilities.  Manufacturer will not be obligated to assist Purchaser in developing a Manufacturing Process that is different in any manner from the Manufacturing Process used by Manufacturer to Manufacture the Product.  If upon termination of this Agreement, the technology transfer is not complete due to commercially reasonable timelines for such technology transfer extending beyond the Term, Manufacturer will not be responsible for supply interruptions.  Purchaser assumes all risk of any inability by Purchaser or any designee to replicate any process used by Manufacturer to Manufacture the Product; provided, however, that Manufacturer must give Purchaser the right to modify Rolling Forecasts as is reasonably necessary to ensure sufficient inventory at the end of the Term.

(b)                                 Costs of Technology Transfer Plan.  Except as otherwise provided in this Agreement, all direct actual out-of-pocket costs incurred by Manufacturer in connection with each such Technology Transfer Plan, and Manufacturer’s time (charged at the then-current staff rates) incurred in connection with each such Technology Transfer Plan, shall be the sole responsibility of Purchaser, subject to Section 9.4(b); provided, however, that in the event this Agreement is terminated due to Manufacturer’s material breach, all direct actual out-of-pocket costs incurred by Manufacturer in connection with each such Technology Transfer Plan, and Manufacturer’s time (charged at the then-current staff rates) incurred in connection with each such Technology Transfer Plan, shall be the sole responsibility of Manufacturer.  In connection with the implementation of the Technology Transfer Plan(s) contemplated by this Agreement, Manufacturer shall be obligated to provide up to            man-hours of services provided by Manufacturer’s manufacturing personnel, including technical and quality personnel; provided, however, that any excess time spent by Manufacturer for purposes of assisting Purchaser with the transfer, will be billed at the rate of        per man hour.  Notwithstanding the foregoing, Manufacturer will be entitled to decline to provide support services to Purchaser in excess of an aggregate        man-hours.

(c)                                  Manufacturer must continue to provide to the Purchaser copies of up-to-date cGMP certificates and manufacturing licenses, as needed, to support Purchaser’s regulatory filing needs as long as Product is being sold.

10.                               Miscellaneous

10.1                        Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

10.2                        Entire Agreement.  This Agreement and the Exhibits hereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein.

10.3                        Signatures and Delivery.  Each Party acknowledges that it and the other Party may execute this Agreement by manual, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement.  Each Party expressly adopts and confirms a stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.4                        Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws and principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

10.5                        Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party.  Notwithstanding the foregoing, this Agreement shall be assignable in whole or in part in connection with a transfer or sale of the Facility or of a Product without the consent of the other party (either through the sale of or transfer of the equity interests of Manufacturer or Purchaser, any of their respective parent entities, or through a direct sale of the Facility or Product including, without limitation, in accordance with Section 7.5) so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party; and nothing herein is intended to, or shall be construed to, prohibit either Party or any of its Subsidiaries from being party to or undertaking such a transaction.

10.6                        Third Party Beneficiaries.  Except for the indemnification rights under this Agreement of a Purchaser Indemnitee or a Manufacturer Indemnitee in their respective capacities as such under Article 6, (i) the provisions of this Agreement are solely for the benefit of the Parties and their respective Subsidiaries, and their permitted successors and assigns, and are not intended to confer upon any Person except the Parties and their respective Subsidiaries, and their permitted successors and assigns, any rights or remedies hereunder; and (ii) there are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

10.7                        Notices.  All Notices shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified in a Notice):

If to Purchaser, to:

Attn:
Facsimile:

If to Manufacturer to:

Attn:
Facsimile:

Either Party may, by Notice to the other Party, change the address to which such Notices are to be given.

10.8                        Severability.  In the event that any one or more of the terms or provisions of this Agreement to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, or the application of such term or provision to Persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the Parties shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of the Parties.  Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement.  To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

10.9                        Force Majeure Event.  Neither Party shall be deemed in default of this Agreement for failure to fulfill any obligation so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide Notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

10.10                 No Set Off.  Except as otherwise mutually agreed to in writing by the Parties, neither Party nor any of its Subsidiaries shall have any right of set off or other similar rights with respect to (a) any amounts received pursuant to this Agreement; or (b) any other amounts claimed to be owed to the other Party or any of its Subsidiaries arising out of this Agreement.

10.11                 Responsibility for Expenses.  Except as otherwise expressly set forth in this Agreement or as otherwise agreed to in writing by the Parties, each Party shall bear its own costs and expenses incurred or accrued after the Effective Date.

10.12                 Headings.  The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.13                 Survival of Covenants.  Except as expressly set forth in this Agreement, the covenants and other agreements contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Effective Date and shall remain in full force and effect thereafter.

10.14                 Waivers of Default.  Waiver by either Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party.

10.15                 Amendments.  No provisions of this Agreement shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by an authorized representative of both Parties or their relevant Subsidiaries, as the case may be.  No provisions of this Agreement shall be deemed waived unless such waiver is in writing and signed by the authorized representative of the Party or relevant Subsidiary against whom it is sought to be enforced.

10.16                 Interpretation.  Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires.  The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits hereto) and not to any particular provision of this Agreement.  Article, Section and Exhibit references are to the Articles, Sections and Exhibits to this Agreement unless otherwise specified.  Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The word “or” shall not be exclusive.  Unless otherwise specified in a particular case, the word “days” refers to calendar days.  References herein to this Agreement shall be deemed to refer to this Agreement as of the Effective Date and as it may be amended thereafter, unless otherwise specified.  References to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms.  If the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

10.17                 Public Announcements.  From and after the Effective Date, Purchaser and Manufacturer shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

10.18                 Specific Performance.  Subject to the provisions of Section 10.21, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any Proceeding for specific performance that a remedy at law would be adequate is waived.

10.19                 Mutual Drafting.  This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

10.20                 Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time.  Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with applicable Law.

10.21                 Alternative Dispute Resolution.  Any dispute that arises hereunder should be resolved in accordance with the alternative dispute resolution procedures set forth in Section 7.01 of the Separation and Distribution Agreement.

10.22                 English Language.  This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language.  Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

10.23                 Further Assistance.  Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

10.24                 Relationship of the Parties.  It is expressly agreed that Manufacturer on the one hand, and Purchaser, on the other hand, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture, or agency.  Neither Manufacturer, on the one hand, nor Purchaser, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so.  All Persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

10.25                 No Other Compensation.  The Parties hereby agree that the terms of this Agreement fully define all consideration, compensation, and benefits, monetary or otherwise, to be paid, granted or delivered by each Party to the other Party in connection with the Manufacture and delivery of the Product or any other transaction contemplated hereby.

 [SIGNATURE PAGE FOLLOWS]

IN WITNESS OF THEIR AGREEMENT, each of the Parties has caused this Agreement to be executed by its authorized representative to be effective as of the Effective Date.

[PURCHASER ENTITY NAME]		[MANUFACTURER ENTITY NAME]

By:		By:
	Name:		Name:
	Title:		Title: